Filed Pursuant to Rule 424(b)(5)
Registration No. 333-233172

PROSPECTUS SUPPLEMENT

(To Prospectus dated August 3, 2019)

14,000,000 Shares

Common Stock

$1.03 per share

We are offering 14,000,000 shares of our common stock, $0.001 par value per share. The purchase price for each share is $1.03.

Our common stock is listed on The NASDAQ Capital Market under the symbol “BIOL.” On February 5, 2021, the last reported sale price of our common stock on The NASDAQ Capital Market was $1.21 per share.

Investing in our securities is highly speculative and involves a high degree of risk. See “Risk Factors” beginning on page S-9 of this prospectus supplement and in the documents incorporated by reference into this prospectus supplement for a discussion of information that should be considered in connection with an investment in our common stock.

	Per Common Share	Total
Price to the public	$1.03	$14,420,000
Underwriting discounts and commissions(1)	$0.0721	$1,009,400
Proceeds, before expenses, to us	$0.9579	$13,410,600

(1)	See “Underwriting” for additional disclosure regarding underwriting discounts, commissions and estimated offering expenses.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The underwriters expect to deliver the common stock to the investors in book-entry form through the facilities of The Depository Trust Company on or about February 10, 2021.

Joint Book-Running Managers

MAXIM GROUP LLC    THE BENCHMARK COMPANY LLC    COLLIERS SECURITIES LLC

The date of this prospectus supplement is February 5, 2021

PROSPECTUS

i

ABOUT THIS PROSPECTUS SUPPLEMENT

On August 9, 2019, we filed with the SEC a registration statement on Form S-3 (File No. 333-233172) utilizing a shelf registration process relating to the securities described in this prospectus supplement, which registration statement was declared effective on August 23, 2019. Under this shelf registration process, we may, from time to time, sell up to $50,000,000 in the aggregate of shares of common stock, shares of preferred stock, debt securities, warrants and units. Approximately $43,088,000 remains available for sale as of the date of this prospectus supplement (excluding the shares offered hereby).

This document is in two parts. The first part is the prospectus supplement, including the documents incorporated by reference, which describes the specific terms of this offering. The second part, the accompanying prospectus, including the documents incorporated by reference, provides more general information. Generally, when we refer to this prospectus, we are referring to both parts of this document combined. Before you invest, you should carefully read this prospectus supplement, the accompanying prospectus, all information incorporated by reference herein and therein, as well as the additional information described under “Where You Can Find More Information; Incorporation by Reference” on page S-37 of this prospectus supplement. These documents contain information you should consider when making your investment decision. This prospectus supplement may add, update or change information contained in the accompanying prospectus. To the extent that any statement that we make in this prospectus supplement is inconsistent with statements made in the accompanying prospectus or any documents incorporated by reference, the statements made in this prospectus supplement will be deemed to modify or supersede those made in the accompanying prospectus and such documents incorporated by reference.

You should rely only on the information contained or incorporated by reference in this prospectus supplement, the accompanying prospectus and in any free writing prospectuses we may provide to you in connection with this offering. Neither we nor any of the underwriters have authorized any other person to provide you with any information that is different. If anyone provides you with different or inconsistent information, you should not rely on it. We are offering to sell, and seeking offers to buy, the securities offered hereby only in jurisdictions where offers and sales are permitted. The distribution of this prospectus supplement and the offering of the securities offered hereby in certain jurisdictions may be restricted by law. Persons outside the United States who come into possession of this prospectus supplement must inform themselves about, and observe any restrictions relating to, the offering of the securities offered hereby and the distribution of this prospectus supplement outside the United States. This prospectus supplement does not constitute, and may not be used in connection with, an offer to sell, or a solicitation of an offer to buy, any securities offered by this prospectus supplement by any person in any jurisdiction in which it is unlawful for such person to make such an offer or solicitation.

Unless otherwise indicated, information contained in this prospectus supplement, the accompanying prospectus or the documents incorporated by reference, concerning our industry and the markets in which we operate, including our general expectations and market position, market opportunity and market share, is based on information from our own management estimates and research, as well as from industry and general publications and research, surveys and studies conducted by third parties. Management estimates are derived from publicly available information, our knowledge of our industry and assumptions based on such information and knowledge, which we believe to be reasonable. In addition, assumptions and estimates of our and our industry’s future performance are necessarily subject to a high degree of uncertainty and risk due to a variety of factors, including those described in “Risk Factors” in this prospectus supplement, the accompanying prospectus and in our Annual Report on Form 10-K for the year ended December 31, 2019 and Quarterly Reports on Form 10-Q for the quarters ended March 31, 2020, June 30, 2020 and September 30, 2020, which are incorporated by reference into this prospectus supplement. These and other important factors could cause our future performance to differ materially from our assumptions and estimates. See “Special Note Regarding Forward-Looking Statements.”

References in this prospectus to “BIOL”, “the Company”, “we”, “us”, “our” or “its”, unless the context otherwise requires, refer to BIOLASE, Inc., a Delaware corporation, together with its consolidated subsidiaries.

PROSPECTUS SUPPLEMENT SUMMARY

This summary contains basic information about us and this offering. Because it is a summary, it does not contain all of the information that you should consider before investing. Before you decide to invest in our securities, you should read this entire prospectus supplement carefully, including the section entitled “Risk Factors” and any information incorporated by reference herein.

Our Company

BIOLASE, Inc. (“BIOLASE” and, together with its consolidated subsidiaries, the “Company,” “we,” “our”,” us” or “its”) is a leading provider of advanced laser systems for the dental industry. We develop, manufacture, market, and sell laser systems that provide significant benefits for dental practitioners and their patients. Our proprietary systems allow dentists, periodontists, endodontists, oral surgeons, and other dental specialists to perform a broad range of minimally invasive dental procedures, including cosmetic, restorative, and complex surgical applications. Our laser systems are designed to provide clinically superior results for many types of dental procedures compared to those achieved with drills, scalpels, and other conventional instruments. Potential patient benefits include less pain, fewer shots, faster healing, decreased fear and anxiety, and fewer appointments. Potential practitioner benefits include improved patient care and the ability to perform a higher volume and wider variety of procedures and generate more patient referrals.

We offer two categories of laser system products: Waterlase (all-tissue) systems and diode (soft-tissue) systems. Our flagship brand, the Waterlase, uses a patented combination of water and laser energy and is U.S. Food and Drug Administration or “FDA” cleared for over 80 clinical indications to perform most procedures currently performed using drills, scalpels, and other traditional dental instruments for cutting soft and hard tissue. For example, Waterlase safely debrides implants without damaging or significantly affecting surface temperature and is the only effective, safe solution to preserving sick implants. In addition, Waterlase disinfects root canals more efficiently than some traditional chemical methods. We also offer our diode laser systems to perform soft tissue, pain therapy, and cosmetic procedures, including teeth whitening. Many of the procedures addressed by our systems require no or fewer shots than traditional dental methods. We have approximately 270 issued and 40 pending United States and international patents, the majority of which are related to Waterlase technology. From 1998 through September 30, 2020, we sold over 41,500 laser systems in over 80 countries around the world, and have been the leading global innovator, manufacturer, and marketer of dental laser systems. We believe that Waterlase iPlus is the world’s best-selling all-tissue dental laser.

We also manufacture and sell consumable products and accessories for our laser systems. Our Waterlase and diode systems use disposable laser tips of differing sizes and shapes depending on the procedure being performed. We also market flexible fibers and hand pieces that dental practitioners replace after initially purchasing laser systems. For our Epic systems, we sell teeth whitening gel kits. During the year ended December 31, 2019, the sale of lasers accounted for approximately 60% of our total sales, and consumables, accessories, and services accounted for approximately 40% of our total sales.

We had net revenues of $37.8 million, $46.2 million, and $46.9 million, in the years ended December 31, 2019, 2018, and 2017, respectively, and we had net losses of $17.9 million, $21.5 million, and $16.9 million for the same periods, respectively. Our net revenues for the nine months ended September 30, 2020 were $14.3 million and we had a net loss of $10.7 million. We had total assets of $42.0 million and $31.8 million as of September 30, 2020 and December 31, 2019, respectively. We were implementing a plan to transition the Company from an engineering and research and development focus to be more commercially driven and disciplined when the COVID-19 pandemic occurred and it has materially adversely affected our business in 2020 as discussed below.

Recent Developments

Impact of Coronavirus (COVID-19) on Our Operations

In December 2019, a novel strain of coronavirus was reported to have surfaced in Wuhan, China. The novel coronavirus has since spread to over 100 countries, including every state in the United States. On March 11, 2020, the World Health Organization declared COVID-19, the disease caused by the novel coronavirus, a pandemic, and on March 13, 2020, the United States declared a national emergency with respect to the coronavirus outbreak. This outbreak has severely impacted global economic activity, and many countries and many states in the United States have reacted to the outbreak by instituting quarantines, mandating business and school closures and restricting travel. These mandated business closures have included dental office closures in Europe and the United States for the most part. The ability of our salespeople to call on dental customers during these closures has been greatly limited. In addition, most dental shows and workshops scheduled in 2020 were canceled. As a result of reduced sales due to the COVID-19 pandemic and actions taken to contain it, cash generated from our operations during the three quarters of 2020 were negatively impacted. The full impact of the COVID-19 outbreak continues to evolve and the full magnitude that the pandemic may have on our financial condition, liquidity, and future results of operations remains uncertain. Although most dental offices in the United States opened in the third quarter, there is no assurance that they will remain open or the Company’s sales will return to normal levels during 2021 or at any time thereafter.

Biolase Regains Compliance Following Deficiency Letters from NASDAQ

On March 31, 2020, BIOLASE received a deficiency letter from the Listing Qualifications Department of the Nasdaq Stock Market LLC (“Nasdaq”) notifying BIOLASE that, based on the BIOLASE’s shareholders’ equity of $377,000 as of December 31, 2019, as reported in its Annual Report on Form 10-K for the year ended December 31, 2019, BIOLASE is no longer in compliance with the minimum shareholders’ equity requirement for continued listing on the Nasdaq Capital Market under Nasdaq Listing Rule 5550(b)(1), which requires listed companies to maintain shareholders’ equity of at least $2.5 million. BIOLASE responded to Nasdaq with a specific plan to achieve and sustain compliance with the foregoing listing requirement. On June 4, 2020, NASDAQ granted the Company’s request for an extension of time to regain compliance to August 31, 2020. In July 2020, the Company consummated a registered rights offering (the “Rights Offering”) for gross proceeds of $18.0 million, and on August 14, 2020, the Company received notification from Nasdaq that it had regained compliance with this requirement.

On December 3, 2019, BIOLASE received a deficiency letter from Nasdaq notifying BIOLASE that it violated the continued listing requirements of NASDAQ listing rule 5550(a)(2) which requires that our common stock maintain a minimum bid price of at least $1.00 per share (the “Minimum Bid Price Rule”). In accordance with NASDAQ rules, BIOLASE was provided an initial period of 180 calendar days, or until June 1, 2020, to regain compliance. In response to the COVID-19 pandemic and related extraordinary market conditions, NASDAQ has provided temporary relief from the continued listing requirements and the cure period for regaining compliance was tolled through June 30, 2020. Under the relief, companies will have additional time to regain compliance for these price-based requirements. Starting on July 1, 2020, companies will receive the balance of any pending compliance period exception to come back into compliance with the applicable requirement. As a result, our deadline to regain compliance was extended to August 15, 2020. (the “Compliance Date”).

Because BIOLASE did not regain compliance with the Bid Price Rule by the Compliance Date, we provided written notice to Nasdaq of our intention to cure the deficiency during an additional 180 calendar day compliance period by effecting a reverse stock split, if necessary, provided that we meet the continued listing requirement for the market value of publicly held shares and all other material listing standards, with the exception of the bid price requirement.

On February 4, 2021, BIOLASE, Inc. received formal notification via letter from The Nasdaq Stock Market LLC confirming that it had regained compliance with the Minimum Bid Price Rule and that the matter is now closed.

Paycheck Protection Program Loan

On April 14, 2020, BIOLASE was granted a loan from Pacific Mercantile Bank (the “PPP Loan”) in the aggregate amount of $2,980,000, pursuant to the Paycheck Protection Program (the “PPP”) under Division A, Title I of the Coronavirus Aid Relief and Economic Securities Act (the “CARES Act”), which was enacted March 27, 2020.

The PPP Loan, which was in the form of a Note dated April 13, 2020 issued by the Company, matures on April 13, 2022 and bears interest at a rate of 1.0% per annum, payable monthly commencing on November 1, 2020. The Note may be prepaid by the Company at any time prior to maturity with no prepayment penalties. Funds from the PPP Loan may only be used for payroll costs, costs used to continue group health care benefits, mortgage payments, rent, utilities, and interest on other debt obligations incurred before February 15, 2020. The Company intends to use the entire PPP Loan amount for qualifying expenses. Under the terms of the PPP, amounts spent on authorized purchases over eight weeks after receiving the loan may be forgiven if they are used for qualifying expenses as described in the CARES Act.

In July 2020, the Company amended the provisions of its PPP Loan. The amendment modifies the original payment deferment period from six months to the date that the United States Small Business Administration (the “SBA”) remits the Company’s loan forgiveness to PMB or if no forgiveness is requested to ten months after the end of the 24-week measurement period. The amendment also increases the amount of non-payroll costs eligible for loan forgiveness from 25% to 40%.

The Company submitted its loan forgiveness application to the SBA in December 2020 and is currently waiting for SBA’s review of this application.

SWK Fourth, Fifth and Sixth Amendments

As of December 31, 2019, the Company was not in compliance with its debt covenants under its credit agreement dated November 9, 2018 (as amended, the “Credit Agreement”) with SWK Funding, LLC. In March 2020, the Company entered into a Fourth Amendment dated as of March 25, 2020 to its Credit Agreement with SWK (the “Fourth Amendment”). Under the Fourth Amendment, the financial covenant is amended to require consolidated unencumbered liquid assets of no less than $3.0 million as of any date of determination. The Fourth Amendment also adjusted the Minimum Aggregate Revenue ( as defined in the Credit Agreement) requirements. Pursuant to the Fourth Amendment to the Credit Agreement, SWK granted the Company a waiver of the Company’s noncompliance with certain financial covenants contained in the Credit Agreement through March 31, 2020.

On May 15, 2020, the Company entered into the Fifth Amendment to its Credit Agreement (the “Fifth Amendment”) with SWK. The Fifth Amendment amends the Credit Agreement by providing for minimum consolidated unencumbered liquid assets of $1.5 million prior to June 30, 2020 and $3.0 million on or after June 30, 2020; providing for a minimum aggregate revenue target of $41.0 million for the twelve month period ending June 30, 2020, a related waiver of such minimum revenue target in the event that the Company raises equity capital or issues subordinated debt of not less than $10.0 million on or prior to June 30, 2020, and quarterly revenue targets; and providing for a minimum EBITDA target of ($7.0 million) for the twelve month period ended June 30, 2020, a related waiver of such minimum EBIDTA target in the event that the Company raises equity capital or issues subordinated debt of not less than $10.0 million on or prior to June 30, 2020, and quarterly EBITDA targets. The Fifth Amendment contains representations, warranties, covenants, releases, and conditions customary for a credit agreement amendment of this type.

On June 8, 2020, SWK agreed to extend the deadline by which the Company is required to raise not less than $10.0 million in equity capital or subordinated debt to July 31, 2020 and agreed that the $6.9 million in proceeds from the offering completed on June 10, 2020 shall be counted toward the $10.0 million requirement. On July 22, 2020, the Company consummated the public offering of 18,000 units, each consisting of one share of Series F Convertible Preferred Stock, par value $0.001 per share (“Series F Convertible Preferred Stock”) and 2,500 warrants, each to purchase one share of Common Stock at an exercise price of $0.40 per share, for which it raised gross proceeds of $18,000,000 before the payment of dealer-manager fees and associated offering expenses of approximately $2.2 million. In connection with the Fifth Amendment, on May 15, 2020 the Company entered into the Third Consolidated, Amended and Restated Warrant pursuant to which the Company issued additional warrants to SWK to purchase 63,779 shares of the Company’s Common Stock with a warrant price per share of $0.39198, and adjusted the warrant price per share with respect to 487,198 existing warrant shares previously issued to SWK to $0.39198.

On August 12, 2020, we entered into the Sixth Amendment to the Credit Agreement (the “Sixth Amendment”) with SWK. Under the Sixth Amendment, the interest-only period on the loan was extended to May 2022, the loan maturity date was extended to May 9, 2024, the financial covenants were amended and restated to begin in 2021, and a $0.7 million repayment of the principal amount was required upon execution of the Sixth Amendment.

Registered Direct Offering and Concurrent Private Placement

On June 10, 2020, the Company consummated a registered direct offering of 10,800,000 shares of its common stock (the “Shares”) to certain accredited institutional investors and a concurrent private placement of warrants to purchase 10,800,000 shares of common stock with an exercise price of $0.515 per share (the “June 2020 Warrants”). The June 2020 Warrants are exercisable commencing on the date of their issuance and will expire on the five- year anniversary of the issuance date.

The combined purchase price for one Share and one June 2020 Warrant in the offering was $0.64. The Company received aggregate gross proceeds of approximately $6.9 million in the offering, before deducting fees to the placement agents and other offering expenses.

Rights Offering

On July 22, 2020, the Company completed its previously announced rights offering pursuant to its effective registration statements on Form S-1, as amended (Registration Nos. 333-238914 and 333-239876), previously filed with and declared effective by the Securities and Exchange Commission (the “SEC”) and a prospectus filed with the SEC (the “Rights Offering”). Pursuant to the Rights Offering, the Company sold an aggregate of 18,000 units consisting of an aggregate of 18,000 shares of Series F Convertible Preferred Stock and 45,000,000 warrants, with each warrant exercisable for one share of Common Stock, resulting in net proceeds to the Company of approximately $16.1 million, after deducting expenses relating to the Rights Offering, including dealer-manager fees and expenses, and excluding any proceeds received upon exercise of any warrants.

Corporate Information

We were originally formed as Societe Endo Technic, SA (“SET”) in 1984 in Marseilles, France, to develop and market various endodontic and laser products. In 1987, SET merged into Pamplona Capital Corp., a public holding company incorporated in Delaware. In 1994, we changed our name to BIOLASE Technology, Inc. and in 2012, we changed our name to BIOLASE, Inc.

For additional information about our Company, please refer to other documents we have filed with the SEC and that are incorporated by reference into this prospectus, as listed under the heading “Information Incorporated by Reference.”

Our principal executive offices are located at 27042 Towne Centre Drive, Suite 270, Lake Forest, California 92610. Our telephone number is (949) 361-1200. Additional information can be found on our website, at www.biolase.com, and in our periodic and current reports filed with the SEC. Copies of our current and periodic reports filed with the SEC are available online at www.sec.gov and our website at www.biolase.com. No portion of our website is incorporated by reference into this prospectus.

Summary of Risk Factors

An investment in our securities involves a high degree of risk. The occurrence of one or more of the events or circumstances described in the section titled “Risk Factors,” alone or in combination with other events or circumstances, may materially adversely affect our business, financial condition and operating results. In that event, the trading price of our securities could decline, and you could lose all or part of your investment. Such risks include, but are not limited to:

Failure to meet NASDAQ’s continued listing requirements could result in the delisting of our common stock, negatively impact the price of our common stock and negatively impact our ability to raise additional capital.

Our stock price has been, and could continue to be, volatile.

You could experience substantial dilution of your investment as a result of future sales of our equity, subsequent exercises of our outstanding warrants and options, or the future grant of equity by us.

The novel coronavirus outbreak and COVID-19 pandemic have already materially adversely affected, and are likely to continue to materially adversely affect, our business, results of operations and financial condition. In addition, similar risks related to health epidemics and other outbreaks or pandemics may adversely affect our business, results of operations and financial condition.

We have experienced net losses for each of the past three years and we could experience additional losses and have difficulty achieving profitability in the future.

Our success depends, in part, on our relationships with, and the efforts of, third-party distributors.

Dentists and patients have been slow in adopting laser technologies, and our inability to overcome this hesitation could limit the market acceptance of our products and our market share.

Any failure in our efforts to train dental practitioners could result in the misuse of our products, reduce the market acceptance of our products and have a material adverse effect on our business, financial condition, and results of operations.

If future data proves to be inconsistent with our clinical results or if competitors’ products present more favorable results our revenues could decline and our business, financial condition, and results of operations could be materially and adversely affected.

We face competition from other companies, many of which have substantially greater resources than we do. If we do not successfully develop and commercialize enhanced or new products that remain competitive with products or alternative technologies developed by others, we could lose revenue opportunities and customers and our ability to grow our business would be impaired.

If our customers cannot obtain third-party reimbursement for their use of our products, they could be less inclined to purchase our products and our business, financial condition, and results of operations could be adversely affected.

We could be subject to significant warranty obligations if our products are defective, which could have a material adverse effect on our business, financial condition, and results of operations.

Adverse publicity regarding our technology or products could negatively impact us.

Product liability claims against us could be costly and could harm our reputation.

Our suppliers may not supply us with a sufficient amount or adequate quality of materials, which could have a material adverse effect on our business, financial condition, and results of operations.

Rapidly changing standards and competing technologies could harm demand for our products, result in significant additional costs, and have a material adverse effect on our business, financial condition, and results of operations.

We could be unable to effectively manage and implement our growth strategies, which could have a material adverse effect on our business, financial condition, and results of operations.

We have significant international sales and are subject to risks associated with operating in international markets.

We could be subject to breaches of our information technology systems, which could damage our reputation and customer relationships. Such breaches could subject us to significant reputational, financial, legal, and operational consequences.

Our revenue and operating results fluctuate due to seasonality and other factors, so you should not rely on quarter-to-quarter comparisons of our operating results as an indication of our future performance.

Our manufacturing operations are consolidated primarily in one facility. A disruption at this facility could result in a prolonged interruption of our business and have a material adverse effect on our business, financial condition, and results of operations.

If we lose our key management personnel, or are unable to attract or retain qualified personnel, it could adversely affect our ability to execute our growth strategy.

Continued failure to meet covenants in the Credit Agreement with SWK Funding LLC or with the Loan Agreement with Pacific Mercantile Bank could result in acceleration of our payment obligations thereunder, and we may not be able to find alternative financing.

Our variable rate indebtedness under the Credit Agreement subjects us to interest rate risk, which could result in higher expense in the event of increases in interest rates and adversely affect our business, financial condition, and results of operations.

Our variable rate indebtedness under the Credit Agreement subjects us to interest rate risk, which could result in higher expense in the event of increases in interest rates and adversely affect our business, financial condition, and results of operations.

The restrictive covenants in the Credit Agreement and the PMB Loan and BIOLASE’s obligation to make debt payments under these loans may limit our operating and financial flexibility and may adversely affect the Company’s business, financial condition, and results of operations.

If certain individuals (or permitted replacements thereof) no longer serve as our Chairman, Chief Executive Officer or Chief Financial Officer, we may be obligated to pay all outstanding obligations and certain fees under the Credit Agreement.

If we fail to comply with the reporting obligations of the Exchange Act and Section 404 of the Sarbanes-Oxley Act, or if we fail to maintain adequate internal control over financial reporting, our business, financial condition, and results of operations, and investors’ confidence in us, could be materially and adversely affected.

If the patents that we own or license, or our other intellectual property rights, do not adequately protect our technologies, we could lose market share to our competitors and be unable to operate our business profitably.

If third parties claim that we infringe their intellectual property rights, we could incur liabilities and costs and have to redesign or discontinue selling certain products, which could have a material adverse effect on our business, financial condition, and results of operations.

Changes in government regulation or the inability to obtain or maintain necessary government approvals could have a material adverse effect on our business, financial condition, and results of operations.

We could be subject to or otherwise affected by federal and state health care laws, including fraud and abuse and health information privacy and security laws, and we could face substantial penalties if we are unable to fully comply with such regulations.

Product sales or introductions could be delayed or canceled as a result of the FDA regulatory requirements applicable to laser products, dental devices, or both, which could cause our sales or profitability to decline and have a material adverse effect on our business, financial condition, and results of operations.

Our products are subject to recalls and other regulatory actions after receiving FDA clearance or approval.

THE OFFERING

Common stock offered by us	14,000,000 shares

Offering price per share	$1.03

Common stock outstanding immediately prior to the offering	131,981,769 shares

Common stock to be outstanding immediately after the offering,	145,981,769 shares

Use of Proceeds	We estimate the net proceeds from this offering will be approximately $13.2 million, after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us.

We intend to use any proceeds received from this offering for general corporate purposes. See “Use of Proceeds” beginning on page S-27 of this prospectus supplement.

Transfer Agent and the Registrar	Computershare Trust Company N.A.

Risk Factors	Investment in our securities involves a high degree of risk. See “Risk Factors” on page S-9 of this prospectus supplement and under similar sections in the documents we incorporate by reference into this prospectus supplement for a discussion of factors you should consider carefully before making an investment decision.

Listing	Our common stock is listed on The NASDAQ Capital Market under the symbol “BIOL”

The number of shares of common stock to be outstanding after this offering is based on 131,981,769 shares of common stock outstanding as of February 5, 2021, and excludes:

•	21,193,309 shares of our common stock issuable upon the exercise of outstanding warrants, with a weighted-average exercise price of $ 0.96 per share.

•	4,165,555 shares of our common stock relating to outstanding restricted stock units;

•	500,000 shares of our common stock that are expected to be issued under our restricted stock agreement with CAO Group, Inc.;

•	2,708,360 shares of our common stock reserved for future issuance relating to outstanding option awards with a weighted-average exercise price of $ 3.41 per share;

•

757,500 shares of common stock issuable upon the exercise of upon conversion of 303 shares of our outstanding Series F Convertible Preferred Stock that were issued on July 22, 2020 in the Rights Offering.

RISK FACTORS

Investing in our securities involves a high degree of risk. You should carefully consider the following risk factors and the risks described under the caption “Risk Factors” and other information contained in our most recent annual report on Form 10-K, subsequent quarterly reports on Form 10-Q and other filings we make with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), incorporated by reference herein, before making an investment decision. Additional risks and uncertainties that we are unaware of may become important factors that affect us. If any of these risks actually occurs, our business, financial condition or operating results may suffer, the trading price of our common stock could decline, and you may lose all or part of your investment.

RISKS RELATED TO THIS OFFERING AND OUR COMMON STOCK

Failure to meet NASDAQ’s continued listing requirements could result in the delisting of our common stock, negatively impact the price of our common stock and negatively impact our ability to raise additional capital.

On March 31, 2020, BIOLASE received a deficiency letter from the Listing Qualifications Department (the “Staff”) of the Nasdaq Stock Market (“Nasdaq”) notifying BIOLASE that, based on the BIOLASE’s stockholders’ equity of $377,000 as of December 31, 2019, as reported in its Annual Report on Form 10-K for the year ended December 31, 2019, BIOLASE was no longer in compliance with the minimum stockholders’ equity requirement for continued listing on the Nasdaq Capital Market under Nasdaq Listing Rule 5550(b)(1), which requires listed companies to maintain stockholders’ equity of at least $2.5 million. We responded to Nasdaq with a specific plan to achieve and sustain compliance with the foregoing listing requirement. On June 4, 2020, Nasdaq granted our request for an extension of time to regain compliance to August 31, 2020. In July 2020, BIOLASE consummated a registered rights offering for gross proceeds of $18.0 million, and on August 14, 2020, the Company received notification from Nasdaq that it had regained compliance with Nasdaq listing rule 5550(b)(1). There is no assurance that the Company will remain in compliance.

On December 3, 2019, we received a deficiency letter from the Listing Qualifications Department of Nasdaq stating that, for the preceding 30 consecutive business days, the bid price for Common Stock had closed below the minimum $1.00 per share requirement for continued inclusion on the Nasdaq pursuant to Nasdaq Listing Rule 5550(a)(2) which requires that our common stock maintain a minimum bid price of at least $1.00 per share (the “Minimum Bid Price Rule”). In accordance with Nasdaq rules, we had until June 1, 2020 to regain compliance with the Bid Price Rule. In response to the COVID-19 pandemic and related extraordinary market conditions, Nasdaq provided temporary relief from the continued listing requirements and the cure period for regaining compliance was tolled through June 30, 2020. As a result, the Company’s deadline to regain compliance was August 15, 2020 (the “Compliance Date”).

Because we did not regain compliance with the Bid Price Rule by the Compliance Date, we provided written notice to Nasdaq of our intention to cure the deficiency during an additional 180 calendar day compliance period, by effecting a reverse stock split, if necessary, provided that we meet the continued listing requirement for the market value of publicly held shares and all other initial listing standards, with the exception of the bid price requirement.

On February 4, 2021, we received formal notification via letter from The Nasdaq Stock Market LLC confirming that we had regained compliance with the Minimum Bid Price Rule and that the matter is now closed.

There can be no assurance that our common stock will maintain a high enough per share trading price to maintain Nasdaq listing in the future. The market price of our common stock will also be based on our performance and other factors, some of which are unrelated to the number of shares outstanding. These factors include the status of the market for our common stock at the time, our reported results of operations in future periods, and general economic, market and industry conditions. If, in the future, we fail to comply with Nasdaq’s continued listing requirements, our common stock will be subject to delisting. If that were to occur, our common stock would be subject to rules that impose additional sales practice requirements on broker-dealers who sell our securities. The additional burdens imposed upon broker-dealers by these requirements could discourage broker-dealers from effecting transactions in our common stock. This would adversely affect the ability of investors to trade our common stock and would adversely affect the value of our common stock. These factors could contribute to lower prices and larger spreads in the bid and ask prices for our common stock. If we seek to implement a reverse stock split in order to remain listed on Nasdaq, the announcement or implementation of such a reverse stock split could negatively affect the price of our common stock.

Our stock price has been, and could continue to be, volatile.

There has been significant volatility in the market price and trading volume of equity securities, which may be unrelated to the financial performance of the companies issuing the securities. These broad market fluctuations could negatively affect the market price of our stock. The market price and volume of our common stock could fluctuate, and in the past has fluctuated, more dramatically than the stock market in general. Since January 1, 2021, the market price of our common stock has ranged from a high of $1.51 per share to a low of $0.38 per share. You may not be able to resell your shares at or above the price you paid for them due to fluctuations in the market price of our stock caused by changes in our operating performance or prospects or other factors. Some factors, in addition to the other risk factors identified above, that could have a significant effect on our stock market price include but are not limited to the following:

•	actual or anticipated fluctuations in our operating results or future prospects;

•	our announcements or our competitors’ announcements of new products;

•	the public’s reaction to our press releases, our other public announcements, and our filings with the SEC;

•	strategic actions by us or our competitors, such as acquisitions or restructurings;

•	new laws or regulations or new interpretations of existing laws or regulations applicable to our business;

•	changes in accounting standards, policies, guidance, interpretations, or principles;

•	changes in our growth rates or our competitors’ growth rates;

•	developments regarding our patents or proprietary rights or those of our competitors;

•	our inability to raise additional capital as needed;

•	concerns or allegations as to the safety or efficacy of our products;

•	changes in financial markets or general economic conditions;

•	sales of stock by us or members of our management team, our Board, our significant shareholders, or certain institutional shareholders; and

•	changes in stock market analyst recommendations or earnings estimates regarding our stock, other comparable companies or our industry generally.

Since we have broad discretion in how we use any proceeds we may receive from this offering, we may use the proceeds in ways with which you disagree.

Our management will have significant flexibility in applying any proceeds we may receive from this offering. You will be relying on the judgment of our management with regard to the use of these net proceeds, and you will not have the opportunity, as part of your investment decision, to influence how the proceeds are being used. It is possible that these proceeds will be invested in a way that does not yield a favorable, or any, return for us. The failure of our management to use such funds effectively could have a material adverse effect on our business, financial condition, prospects, financial condition, operating results and cash flow.

Future sales of our common stock may cause the prevailing market price of our common stock to decrease.

We may choose to raise additional capital due to market conditions or strategic considerations even if we believe we have sufficient funds for our current or future operating plans. The issuance and sale of additional shares of common stock or securities convertible into or exercisable for shares of common stock or the perception that such sales may occur could reduce the prevailing market price for our common stock as well as make future sales of equity securities by us less attractive or not feasible.

You could experience substantial dilution of your investment as a result of future sales of our equity, subsequent exercises of our outstanding warrants and options, or the future grant of equity by us.

As a result of reduced sales due to the COVID-19 pandemic and actions taken to contain it, cash generated from our operations during the first three quarters of 2020 was less than we anticipated. Moreover, there is no assurance that sales will return to normal levels during 2021 or at any time thereafter. Moreover, we may choose to raise additional capital from time to time, even if we believe we have sufficient funds for our current or future operating plans.

In addition, you could experience substantial dilution of your investment as a result of subsequent exercises of outstanding warrants and outstanding options and vesting of restricted stock units issued as compensation for services performed by employees, directors, consultants, and others, warrants issued in past sales of our equity, or the grant of future equity-based awards. As of February 5, 2021, an aggregate of 6,873,915 shares of common stock were reserved for issuance under our equity incentive and inducement plans, 2,708,360 of which were subject to options outstanding as of that date at a weighted-average exercise price of $3.41 per share as of that date. In addition, as of February 5, 2021, 21,193,309 shares of our common stock were subject to warrants at a weighted-average exercise price of $0.96 per share and 500,000 shares were expected to be issued under our restricted stock agreement with CAO Group, Inc., relating to the Confidential Settlement Agreement, dated January 25, 2019, by and between BIOLASE and CAO Group, Inc. To the extent that outstanding warrants or options are exercised or the convertible preferred stock is converted, our existing shareholders could experience dilution. We rely heavily on equity awards to motivate current employees and to attract new employees. The grant of future equity awards by us to our employees and other service providers could further dilute our shareholders’ interests in the Company.

Because we do not intend to pay dividends, our shareholders will benefit from an investment in our common stock only if it appreciates in value.

We intend to retain our future earnings, if any, to finance the expansion of our business and do not expect to pay any cash dividends in the foreseeable future. As a result, the success of an investment in our common stock will depend entirely upon any future appreciation. There is no guarantee that our common stock will appreciate in value or even maintain the price at which our shareholders purchased their shares.

If securities or industry analysts do not publish research or publish inaccurate or unfavorable research about our business, our share price and trading volume could decline.

The trading market for our common stock will depend on the research and reports that securities or industry analysts publish about us or our business. We do not have any control over these analysts. There can be no assurance that analysts will cover us or provide favorable coverage. If one or more of the analysts who cover us downgrade our stock or change their opinion of our stock, our share price would likely decline. If one or more of these analysts cease coverage of our company or fail to regularly publish reports on us, we could lose visibility in the financial markets, which could cause our share price or trading volume to decline.

RISKS RELATED TO OUR BUSINESS AND OPERATIONS

The novel coronavirus outbreak and COVID-19 pandemic have already materially adversely affected, and are likely to continue to materially adversely affect, our business, results of operations and financial condition. In addition, similar risks related to health epidemics and other outbreaks or pandemics may adversely affect our business, results of operations and financial condition.

We face risks related to health epidemics and other outbreaks, including the global outbreak of the novel coronavirus and the disease caused by it, COVID-19. In the first quarter of 2020, the spread of the novel coronavirus led to disruption and volatility in the global capital markets. If such disruption and volatility recurs, there could be an increase our cost of capital and an adverse effect on our ability to access the capital markets. In addition, efforts to contain the COVID-19 pandemic have led to travel restrictions, prohibitions on public gatherings and closures of dental offices and clinics throughout much of Europe and the United States. The ability of our salespeople to call on dental customers during these closures was greatly limited. In addition, most dental shows and workshops scheduled in the first and second quarters of 2020 were canceled. As a result of reduced sales due to the COVID-19 pandemic and actions taken to contain it, cash generated from our operations during the nine months of 2020 were negatively impacted. The full impact of the COVID-19 outbreak continues to evolve and the full magnitude that the pandemic may have on our financial condition, liquidity, and future results of operations remains uncertain. There is no assurance that sales will return to normal levels during the fourth quarter of 2020 or at any time thereafter.

We have experienced net losses for each of the past three years and we could experience additional losses and have difficulty achieving profitability in the future.

We had an accumulated deficit of approximately $245 million at September 30, 2020. We recorded net losses of approximately $10.7 million, $17.9 million, $21.5 million, and $16.9 million for the nine months ended September 30, 2020 and the years ended December 31, 2019, 2018, and 2017, respectively. In order to achieve profitability, we must increase net revenue through new sales and control our costs. Failure to increase our net revenue and decrease our costs could cause our stock price to decline and could have a material adverse effect on our business, financial condition, and results of operations.

We are vulnerable to continued global economic uncertainty and volatility in financial markets.

Our business is highly sensitive to changes in general economic conditions as a seller of capital equipment to end users in dental professional practices. Financial markets inside the United States and internationally have experienced extreme disruption in recent times, including, among other things, extreme volatility in security prices, severely diminished liquidity and credit availability, and declining valuations of investments. We believe these disruptions are likely to have an ongoing adverse effect on the world economy. A continuing economic downturn and financial market disruptions could have a material adverse effect on our business, financial condition, and results of operations, including by:

•	reducing demand for our products and services, increasing order cancellations and resulting in longer sales cycles and slower adoption of new technologies;

•	increasing the difficulty of collecting accounts receivable and the risk of excess and obsolete inventories;

•	increasing price competition in our served markets; and

•	resulting in supply interruptions, which could disrupt our ability to produce our products.

If we are unable to raise additional capital in the future on acceptable terms, our business plan could be negatively impacted

We may need to raise additional capital in the future to successfully implement our business plan. We may seek to raise additional funds through the issuance of equity or debt securities in the public or private markets, or through a collaborative arrangement or sale of assets. Additional financing opportunities may not be available to us, or if available, may not be on favorable terms. The availability of financing opportunities will depend, in part, on market conditions, and the outlook for our business. Any future issuance of equity securities or securities convertible into equity securities could result in dilution to our shareholders, and the securities issued in such a financing could have rights, preferences or privileges senior to those of our common stock. In addition, if we raise additional funds through debt financing, we could be subject to debt covenants that place limitations on our operations. We could not be able to raise additional capital on reasonable terms, or at all, or we could use capital more rapidly than anticipated. If we cannot raise the required capital when needed, we may not be able to satisfy the demands of existing and prospective customers, we could lose revenue and market share and we may have to curtail our capital expenditures. The following factors, among others, could affect our ability to obtain additional financing on favorable terms, or at all:

•	our results of operations;

•	general economic conditions and conditions in the dental or medical device industries, including as a result of the COVID-19 pandemic and efforts to contain it;

•	the perception of our business in the capital markets;

•	our ratio of debt to equity;

•	our financial condition;

•	our business prospects; and

•	interest rates.

If we are unable to obtain sufficient capital in the future, we could have to curtail our capital expenditures. Any curtailment of our capital expenditures could result in a reduction in net revenue, reduced quality of our products, increased manufacturing costs for our products, harm to our reputation, or reduced manufacturing efficiencies and could have a material adverse effect on our business, financial condition, and results of operations.

Our success depends, in part, on our relationships with, and the efforts of, third-party distributors.

We rely on exclusive and non-exclusive third-party distributors for a portion of our sales in North America and a majority of our sales in countries outside of the U.S. For the nine months ended September 30, 2020 and the fiscal years ended December 31, 2019, 2018, and 2017, revenue from distributors accounted for approximately 31%, 33%, 34%, and 32% of our total net revenue, respectively. Our distributors have significant discretion in determining the efforts and resources they apply to the sale of our products, and we face significant challenges and risks in expanding, training, and managing our third-party distributors, particularly given their geographically dispersed operations. Our distributors may not commit the necessary resources to market and sell our products to the level of our expectations, and, regardless of the resources they commit, they may not be successful. From time to time, we may face competition or pricing pressure from one or more of our non-exclusive distributors in certain geographic areas where those distributors are selling inventory to the same customer base as us. Additionally, most of our distributor agreements can be terminated with limited notice, and we may not be able to replace any terminating distributor in a timely manner or on terms agreeable to us, if at all. If we are not able to maintain our distribution network, if our distribution network is not successful in marketing and selling our products, or if we experience a significant reduction in, cancellation, or change in the size and timing of orders from our distributors, our revenues could decline significantly and lead to an inability to meet operating cash flow requirements, which would have a material adverse effect on our business, financial condition, and results of operations.

Dentists and patients have been slow in adopting laser technologies, and our inability to overcome this hesitation could limit the market acceptance of our products and our market share.

Our dental laser systems represent relatively new technologies in the dental market. Only a small percentage of dentists use lasers to perform dental procedures. Our future success will depend on our ability to increase demand for our products by demonstrating to a broad spectrum of dentists and patients the potential performance advantages of our laser systems over traditional methods of treatment and over competitive laser systems, and our inability to do so could have a material adverse effect on our business, financial condition, and results of operations. Historically, we have experienced long sales cycles because dentists have been, and could continue to be, slow to adopt new technologies on a widespread basis. As a result, we generally are required to invest a significant amount of time and resources to educate dentists about the benefits of our products in comparison to competing products and technologies before completing a sale, if any.

Factors that could inhibit adoption of laser technologies by dentists include cost and concerns about the safety, efficacy, and reliability of lasers. In order to invest in a Waterlase system, a dentist generally needs to invest time to understand the technology, consider how patients may respond to the new technology, assess the financial impact the investment could have on the dentist’s practice and become comfortable performing procedures with our products. Absent an immediate competitive motivation, a dentist may not feel compelled to invest the time required to learn about the potential benefits of using a laser system. Dentists may not accept or adopt our products until they see additional clinical evidence supporting the safety and efficiency of our products or recommendations supporting our laser systems by influential dental practitioners. In addition, economic pressure, caused, for example, by an economic slowdown, changes in health care reimbursement or by competitive factors in a specific market, could make dentists reluctant to purchase substantial capital equipment or invest in new technologies. Patient acceptance will depend on the recommendations of dentists and specialists, as well as other factors, including the relative effectiveness, safety, reliability, and comfort of our systems as compared to other instruments and methods for performing dental procedures.

Any failure in our efforts to train dental practitioners could result in the misuse of our products, reduce the market acceptance of our products and have a material adverse effect on our business, financial condition, and results of operations.

There is a learning process involved for dental practitioners to become proficient users of our laser systems. It is critical to the success of our sales efforts to adequately train a sufficient number of dental practitioners. Following completion of training, we rely on the trained dental practitioners to advocate the benefits of our products in the broader marketplace. Convincing dental practitioners to dedicate the time and energy necessary for adequate training is challenging, and we cannot provide assurance that we will be successful in these efforts. If dental practitioners are not properly trained, they could misuse or ineffectively use our products, or could be less likely to appreciate our laser systems. This could also result in unsatisfactory patient outcomes, patient injury, negative publicity, FDA regulatory action, or lawsuits against us, any of which could negatively affect our reputation and sales of our laser systems.

If future data proves to be inconsistent with our clinical results or if competitors’ products present more favorable results our revenues could decline and our business, financial condition, and results of operations could be materially and adversely affected.

If new studies or comparative studies generate results that are not as favorable as our clinical results, our revenues could decline. Additionally, if future studies indicate that our competitors’ products are more effective or safer than ours, our revenues could decline. Furthermore, dental practitioners could choose not to purchase our laser systems until they receive additional published long-term clinical evidence and recommendations from prominent dental practitioners that indicate our laser systems are effective for dental applications.

We face competition from other companies, many of which have substantially greater resources than we do. If we do not successfully develop and commercialize enhanced or new products that remain competitive with products or alternative technologies developed by others, we could lose revenue opportunities and customers and our ability to grow our business would be impaired.

A number of competitors have substantially greater capital resources, larger customer bases, larger technical, sales and marketing forces and stronger reputations with target customers than ours. We compete with a number of domestic and foreign companies that market traditional dental products, such as dental drills, as well as companies that market laser technologies in the dental and medical markets. The marketplace is highly fragmented and very competitive. We expect that the rapid technological changes occurring in the health care industry could lead to the entry of new competitors, particularly if dental and medical lasers gain increasing market acceptance. If we do not compete successfully, our revenue and market share could decline, which would impact our ability to meet our operating cash flow requirements and our business, financial condition, and results of operations could be adversely affected.

Our long-term success depends upon our ability to (i) distinguish our products through improving our product performance and pricing, protecting our intellectual property, improving our customer support, accurately timing the introduction of new products, and developing sustainable distribution channels worldwide; and (ii) develop and successfully commercialize new products, new or improved technologies, and additional applications for our laser systems. We may not be able to distinguish our products and commercialize any new products, new or improved technologies, or additional applications for our laser systems.

If our customers cannot obtain third-party reimbursement for their use of our products, they could be less inclined to purchase our products and our business, financial condition, and results of operations could be adversely affected.

Our products are generally purchased by dental or medical professionals who have various billing practices and patient mixes. Such practices range from primarily private pay to those who rely heavily on third-party payers, such as private insurance or government programs. In the United States, third-party payers review and frequently challenge the prices charged for medical products and/or services. In many foreign countries, the prices for dental services are predetermined through government regulation. Payers could deny coverage and reimbursement on various grounds, including if they determine that the procedure was not medically necessary or that the device used in the procedure was investigational. Accordingly, both coverage and reimbursement can vary significantly from payer to payer. For the portion of dentists who rely heavily on third-party reimbursement, the inability to obtain reimbursement for services using our products could deter them from purchasing or using our products. We cannot predict the effect that future health care reforms or changes in financing for health and dental plans could have on our business. Any such changes could have an adverse effect on the ability of a dental or medical professional to generate a profit using our current or future products. In addition, such changes could act as disincentives for capital investments by dental and medical professionals.

Our ability to use net operating loss carryforwards could be limited.

Section 382 of the Internal Revenue Code of 1986 (“IRC”) generally imposes an annual limitation on the amount of net operating loss carryforwards that may be used to offset taxable income when a corporation has undergone material changes in its stock ownership. In 2006, we completed an analysis to determine the applicability of the annual limitations imposed by IRC Section 382 caused by previous changes in our stock ownership and determined that such limitations should not be significant. Given our continued generation of losses since the completion of 2006 study, we have not updated the study. However, we plan to update the study if we expect to utilize net operating loss carryforwards in any future year. If we experience an ownership change as defined in IRC Section 382, utilization of the net operating loss carryforwards, research and development credit carryforwards, and other tax attributes, would be subject to an annual limitation under Section 382 of the IRC. In addition, our ability to utilize net operating loss carryforwards, research and development credit carryforwards, and other tax attributes may be limited by other changes outside our control, such as changes to applicable tax law. Any limitation may result in the expiration of a portion of the net operating loss or research and development credit carryforwards before utilization. If we lose our ability to use net operating loss carryforwards, any income we generate will be subject to tax earlier than it would be if we were able to use net operating loss carryforwards, resulting in lower profits which could have a material adverse effect on our business, financial condition, and results of operations.

We could incur problems in manufacturing our products.

In order to grow our business, we must expand our manufacturing capabilities to produce the systems and accessories necessary to meet any demand we may experience. We could encounter difficulties in increasing the production of our products, including problems involving production capacity and yields, quality control and assurance, component supply, and shortages of qualified personnel. In addition, before we can begin commercial manufacture of our products, we must ensure our manufacturing facilities, processes, and quality systems, and the manufacture of our laser systems, comply with FDA regulations governing facility compliance, quality control, and documentation policies and procedures. In addition, our manufacturing facilities are subject to periodic inspections by the FDA, as well as various state agencies and foreign regulatory agencies. From time to time, we could expend significant resources in obtaining, maintaining, and addressing our compliance with these requirements. Our success will depend in part upon our ability to manufacture our products in compliance with the FDA’s Quality System Regulation and other regulatory requirements. We have experienced quality issues with components of our products supplied by third parties, and we could continue to do so. Our future success depends on our ability to manufacture our products on a timely basis with acceptable manufacturing costs, while at the same time maintaining good quality control and complying with applicable regulatory requirements, and an inability to do so could have a material adverse effect on our product sales, cash collections from customers, and our ability to meet operating cash flow requirements, which could have a material adverse effect on our business, financial condition, and results of operations.

We could be subject to significant warranty obligations if our products are defective, which could have a material adverse effect on our business, financial condition, and results of operations.

In manufacturing our products, we depend upon third parties for the supply of various components. Many of these components require a significant degree of technical expertise to design and produce. If we fail to adequately design, or if our suppliers fail to produce components to specification, or if the suppliers, or we, use defective materials or workmanship in the manufacturing process, the reliability and performance of our products will be compromised. We have experienced such non-compliance with manufacturing specifications in the past and could continue to experience such non-compliance in the future, which could lead to higher costs and reduced margins.

Our products could contain defects that cannot be repaired easily and inexpensively, and we have experienced in the past and could experience in the future some or all of the following:

•	loss of customer orders and delay in order fulfillment;

•	damage to our brand reputation;

•	increased cost of our warranty program due to product repair or replacement;

•	inability to attract new customers;

•	diversion of resources from our manufacturing and engineering and development departments into our service department; and

•	legal action.

Adverse publicity regarding our technology or products could negatively impact us.

Adverse publicity regarding any of our products or similar products marketed or sold by others could negatively affect us. If any studies raise or substantiate concerns regarding the efficacy or safety of our products or other concerns, our reputation could be harmed and demand for our products could diminish, which could have a material adverse effect on growth in new customers and sales of our product, leading to a decline in revenues, cash collections, and ultimately our ability to meet operating cash flow requirements.

Our products are used in minimally invasive surgical procedures, usually, though not always, without anesthesia. All surgical procedures carry some risk. Patients could experience adverse events or outcomes following a surgical procedure due to a multitude of different factors alone or in combination, including deficits in the skill, experience, and preparedness of the surgeon, the existence of underlying conditions or overall poor health of the patient, and defects, age, and misuse of medical products used in the procedure. Should an adverse patient event occur during the use of our products, there could be adverse publicity, increased scrutiny from regulatory agencies, and a loss of good will, even if it is ultimately shown to be caused by factors other than our product.

Product liability claims against us could be costly and could harm our reputation.

The sale of dental and medical devices involves the risk of product liability claims against us. Claims could exceed our product liability insurance coverage limits. Our insurance policies are subject to various standard coverage exclusions, including damage to the product itself, losses from recall of our product, and losses covered by other forms of insurance such as workers compensation. We cannot be certain that we will be able to successfully defend any claims against us, nor can we be certain that our insurance will cover all liabilities resulting from such claims. In addition, we cannot provide assurance that we will be able to obtain such insurance in the future on terms acceptable to us, or at all. Regardless of merit or eventual outcome, any product liability claim brought against us could result in harm to our reputation, decreased demand for our products, costs related to litigation, product recalls, loss of revenue, an increase in our product liability insurance rates, or the inability to secure coverage in the future, and could have a material adverse effect on our business by reducing cash collections from customers and limiting our ability to meet our operating cash flow requirements.

Our suppliers may not supply us with a sufficient amount or adequate quality of materials, which could have a material adverse effect on our business, financial condition, and results of operations.

Our business depends on our ability to obtain timely deliveries of materials, components, and subassemblies of acceptable quality and in acceptable quantities from third-party suppliers. We generally purchase components and subassemblies from a limited group of suppliers through purchase orders, rather than written supply contracts. Consequently, many of our suppliers have no obligation to continue to supply us on a long-term basis. In addition, our suppliers manufacture products for a range of customers, and fluctuations in demand for the products those suppliers manufacture for others could affect their ability to deliver components for us in a timely manner. Moreover, our suppliers could encounter financial hardships, be acquired, or experience other business events unrelated to our demand for components, which could inhibit or prevent their ability to fulfill our orders and satisfy our requirements.

Certain components of our products, particularly specialized components used in our laser systems, are currently available only from a single source or limited sources. For example, the crystal, fiber, and hand pieces used in our Waterlase systems are each supplied by a separate single supplier. Our dependence on single-source suppliers involves several risks, including limited control over pricing, availability, quality, and delivery schedules.

If any of our suppliers cease to provide us with sufficient quantities of our components in a timely manner or on terms acceptable to us, or ceases to manufacture components of acceptable quality, we could incur manufacturing delays and sales disruptions while we locate and engage alternative qualified suppliers, and we might be unable to engage acceptable alternative suppliers on favorable terms. In addition, we could need to reengineer our components, which could require product redesign and submission to the FDA of a 510(k) application, which could significantly delay production. Any interruption or delay in the supply of components or materials, or our inability to obtain components or materials from alternate sources at acceptable prices in a timely manner, could impair our ability to meet the demand of our customers and cause them to cancel orders or switch to competitive procedures. We are continually in the process of identifying and qualifying alternate source suppliers for our key components. There can be no assurance, however, that we will successfully identify and qualify an alternate source supplier for any of our key components or that we could enter into an agreement with any such alternate source supplier on terms acceptable to us, or at all.

Rapidly changing standards and competing technologies could harm demand for our products, result in significant additional costs, and have a material adverse effect on our business, financial condition, and results of operations.

The markets in which our products compete are subject to rapid technological change, evolving industry standards, changes in the regulatory environment, and frequent introductions of new devices and evolving dental and surgical techniques. Competing products could emerge that render our products uncompetitive or obsolete. The process of developing new medical devices is inherently complex and requires regulatory approvals or clearances that can be expensive, time-consuming, and uncertain. We cannot guarantee that we will successfully identify new product opportunities, identify new and innovative applications of our technology, or be financially or otherwise capable of completing the research and development required to bring new products to market in a timely manner. An inability to expand our product offerings or the application of our technology could limit our growth. In addition, we could incur higher manufacturing costs if manufacturing processes or standards change, and we could need to replace, modify, design, or build and install equipment, all of which would require additional capital expenditures.

We could be unable to effectively manage and implement our growth strategies, which could have a material adverse effect on our business, financial condition, and results of operations.

Our growth strategy includes expanding our product line and clinical applications by developing enhancements and transformational innovations, including new clinical solutions for dental applications and for other adjacent medical applications. Expansion of our existing product line and entry into new medical applications divert the use of our resources and systems, require additional resources that might not be available (or available on acceptable terms), require additional country-specific regulatory approvals, result in new or increasing competition, could require longer implementation times or greater start-up expenditures than anticipated, and could otherwise fail to achieve the desired results in a timely fashion, if at all. These efforts could also require that we successfully commercialize new technologies in a timely manner, price them competitively and cost- effectively, and manufacture and deliver sufficient volumes of new products of appropriate quality on time. We could be unable to increase our sales and earnings by expanding our product offerings in a cost-effective manner, and we could fail to accurately predict future customer needs and preferences or to produce viable technologies. In addition, we could invest heavily in research and development of products that do not lead to significant revenue. Even if we successfully innovate and develop new products and product enhancements, we could incur substantial costs in doing so. In addition, promising new products could fail to reach the market or realize only limited commercial success because of efficacy or safety concerns, failure to achieve positive clinical outcomes, or uncertainty over third-party reimbursement.

We have significant international sales and are subject to risks associated with operating in international markets.

International sales comprise a significant portion of our net revenue, and we intend to continue to pursue and expand our international business activities. For the nine months ended September 30, 2020 and the fiscal years ended December 31, 2019, 2018, and 2017, international sales accounted for approximately 27%, 40%, 38%, and 38% of our net revenue, respectively. Political, economic, and health conditions outside the United States, could make it difficult for us to increase our international revenue or to operate abroad. For example, efforts to contain the outbreak of COVID-19 in Asia and Europe included travel restrictions and closures of dental offices and clinics, significantly adversely impacting our international sales in the first quarter of 2020.

In addition, international operations are subject to many inherent risks, which could have a material adverse effect on our revenues and operating cash flow, including among others:

•	adverse changes in tariffs and trade restrictions;

•	political, social, and economic instability and increased security concerns;

•	fluctuations in foreign currency exchange rates;

•	longer collection periods and difficulties in collecting receivables from foreign entities;

•	exposure to different legal standards;

•	transportation delays and difficulties of managing international distribution channels;

•	reduced protection for our intellectual property in some countries;

•	difficulties in obtaining domestic and foreign export, import, and other governmental approvals, permits, and licenses, and compliance with foreign laws;

•	the imposition of governmental controls;

•	unexpected changes in regulatory or certification requirements;

•	difficulties in staffing and managing foreign operations; and

•	potentially adverse tax consequences and the complexities of foreign value-added tax systems.

We believe that international sales will continue to represent a significant portion of our net revenue, and we intend to expand our international operations further. In international markets where our sales are denominated in U.S. dollars, an increase in the relative value of the dollar against the currency in such markets could indirectly increase the price of our products in those markets and result in a decrease in sales. We do not currently engage in any transactions as a hedge against risks of loss due to foreign currency fluctuations. However, we could do so in the future.

We could be subject to breaches of our information technology systems, which could damage our reputation and customer relationships. Such breaches could subject us to significant reputational, financial, legal, and operational consequences.

We rely on information systems (“IS”) in our business to obtain, rapidly process, analyze and manage data to, among other things:

•	facilitate the purchase and distribution of thousands of inventory items through numerous distributors;

•	receive, process and ship orders on a timely basis;

•	accurately bill and collect from thousands of customers;

•	process payments to suppliers; and

•	provide technical support to our customers.

A cyber-attack that bypasses our IS security, or employee error, malfeasance or other disruptions that cause an IS security breach could lead to a material disruption of our IS and/or the loss of business information. Such an attack could result in, among other things:

•	the theft, destruction, loss, misappropriation or release of confidential data and intellectual property;

•	operational or business delays;

•	liability for a breach of personal financial and health information belonging to our customers and their patients or to our employees; and

•	damage to our reputation.

Any of these results could have a material adverse effect on our business due to the time and expense to respond to such an attack, recover data, and remediate IS weaknesses, which would disrupt our daily business operations. Further, in the event of an attack, we would be exposed to a risk of loss or litigation and possible liability, including under laws that protect the privacy of personal information.

Our revenue and operating results fluctuate due to seasonality and other factors, so you should not rely on quarter-to-quarter comparisons of our operating results as an indication of our future performance.

Our revenue typically fluctuates from quarter to quarter due to a number of factors, many of which are beyond our control. Revenue in the first quarter typically is lower than average, and revenue in the fourth quarter typically is stronger than average due to the buying patterns of dental practitioners. We believe that this trend exists because a significant number of dentists purchase their capital equipment towards the end of the calendar year in order to maximize their practice earnings while seeking to minimize their taxes. They often use certain tax incentives, such as accelerated depreciation methods for purchasing capital equipment, as part of their year-end tax planning. In addition, revenue in the third quarter could be affected by vacation patterns, which can cause revenue to be flat or lower than in the second quarter of the year. Our historical seasonal fluctuations could also be impacted by sales promotions used by large dental distributors that encourage end-of-quarter and end-of-year buying in our industry. Other factors that might cause quarterly fluctuations in our revenue and operating results include the following:

•	variation in demand for our products;

•	our ability to research, develop, market, and sell new products and product enhancements in a timely manner;

•	our ability to control costs;

•	our ability to control quality issues with our products;

•	regulatory actions that impact our manufacturing processes;

•	the size, timing, rescheduling, or cancellation of orders from distributors;

•	the introduction of new products by competitors;

•	the length of and fluctuations in sales cycles;

•	the availability and reliability of components used to manufacture our products;

•	changes in our pricing policies or those of our suppliers and competitors, as well as increased price competition in general;

•	legal expenses, particularly related to litigation matters;

•	general economic conditions including the availability of credit for our existing and potential customer base to finance purchases;

•	the mix of our domestic and international sales and the risks and uncertainties associated with international business;

•	costs associated with any future acquisitions of technologies and businesses;

•	limitations on our ability to use net operating loss carryforwards under the provisions of IRC Section 382 and similar state laws;

•	developments concerning the protection of our intellectual property rights;

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catastrophic events such as hurricanes, floods, and earthquakes, which can affect our ability to advertise, sell, and distribute our products, including through national conferences held in regions in which these disasters strike; and

•	global economic, political, and social events, including international conflicts and acts of terrorism, including the recent outbreak of COVID-19.

The expenses we incur are based, in large part, on our expectations regarding future net revenue. Since many of our costs are fixed in the short term, we could be unable to reduce expenses quickly enough to avoid losses if we experience a decrease in expected net revenue. Accordingly, you should not rely on quarter-to-quarter comparisons of our operating results as an indication of our future performance.

Litigation against us could be costly and time-consuming to defend and could materially and adversely affect our business, financial condition, and results of operations.

We are from time to time involved in various claims, litigation matters and regulatory proceedings incidental to our business, including claims for damages arising out of the use of our products or services and claims relating to intellectual property matters, employment matters, commercial disputes, competition, sales and trading practices, environmental matters, personal injury, and insurance coverage. Some of these lawsuits include claims for punitive as well as compensatory damages. The defense of these lawsuits could divert our management’s attention, and we could incur significant expenses in defending these lawsuits. In addition, we could be required to pay damage awards or settlements or become subject to unfavorable equitable remedies. Moreover, any insurance or indemnification rights that we could have may be insufficient or unavailable to protect us against potential loss exposures.

Our manufacturing operations are consolidated primarily in one facility. A disruption at this facility could result in a prolonged interruption of our business and have a material adverse effect on our business, financial condition, and results of operations.

Substantially all of our administrative operations and our manufacturing operations are located at our facility in Irvine, California, which is near known earthquake fault zones. Although we have taken precautions to safeguard our facilities including disaster recovery planning and off-site backup of computer data, a natural disaster such as an earthquake, fire, or flood, could seriously harm our facility and significantly disrupt our operations. Additionally, labor disputes, maintenance requirements, power outages, equipment failures, civil unrest, or terrorist attacks affecting our Irvine, California facility could significantly disrupt our operations. Our business interruption insurance coverage may not cover all or any of our losses from natural disasters or other disruptions.

If we lose our key management personnel, or are unable to attract or retain qualified personnel, it could adversely affect our ability to execute our growth strategy.

Our success is dependent, in part, upon our ability to hire and retain management, engineers, marketing and sales personnel, and technical, research and other personnel who are in high demand and are often subject to competing employment opportunities. Our success will depend on our ability to retain our current personnel and to attract and retain qualified like personnel in the future. Competition for senior management, engineers, marketing and sales personnel, and other specialized technicians is intense and we may not be able to retain our personnel. If we lose the services of any executive officers or key employees, our ability to achieve our business objectives could be harmed or delayed, which could have a material adverse effect on our daily operations, operating cash flows, results of operations, and ultimately share price. In general, our officers could terminate their employment at any time without notice for any reason.

Acquisitions involve risks and uncertainties, including difficulties integrating acquired businesses successfully into our existing operations and risks of discovering previously undisclosed liabilities.

Successful acquisitions depend upon our ability to identify, negotiate, complete, and integrate suitable acquisitions and to obtain any necessary financing. We expect to continue to consider opportunities to acquire or make investments in other technologies, products and businesses that could enhance our capabilities, complement our current products, or expand the breadth of our markets or customer base. We have limited experience in acquiring other businesses and technologies. Even if we complete acquisitions, we could experience:

•	difficulties in integrating any acquired companies, personnel, products, and other assets into our existing business;

•	delays in realizing the benefits of the acquired company, product, or other assets;

•	diversion of our management’s time and attention from other business concerns;

•	limited or no direct prior experience in new markets or countries we could enter;

•	higher costs of integration than we anticipated; and

•	difficulties in retaining key employees of the acquired business.

In addition, an acquisition could cause us to incur debt or issue shares, resulting in dilution to existing shareholders. We could also discover deficiencies in internal controls, data adequacy and integrity, product quality, regulatory compliance, and product liabilities that we did not uncover prior to our acquisition of such businesses, which could result in us becoming subject to penalties or other liabilities. Any difficulties in the integration of acquired businesses or unexpected penalties or liabilities in connection with such businesses could have a material adverse effect on our business, financial condition, and results of operations.

Continued failure to meet covenants in the Credit Agreement with SWK Funding LLC or with the Loan Agreement with Pacific Mercantile Bank could result in acceleration of our payment obligations thereunder, and we may not be able to find alternative financing.

Under the Credit Agreement dated November 9, 2018 (as amended from time to time, the “Credit Agreement”), between BIOLASE and SWK Funding, LLC (“SWK”), we are required to maintain a specified amount of consolidated unencumbered liquid assets as of the end of each fiscal quarter, generate minimum levels of revenue as of the end of each period specified in the Credit Agreement and maintain specified levels of consolidated EBITDA as of the end of each period specified in the Credit Agreement. Our ability to comply with these covenants may be affected by factors beyond our control. Pursuant to the terms and conditions of the Second Amendment to the Credit Agreement, dated as of September 30, 2019, between BIOLASE and SWK, SWK agreed to waive the BIOLASE’s non-compliance with the consolidated unencumbered liquid assets requirement for the quarter ended September 30, 2019, subject to the satisfaction of certain conditions prior to October 31, 2019. In connection with such amendment, SWK agreed that we could enter into a revolving loan facility in an amount up to $5.0 million that would be secured by our inventory and accounts receivable, subject to the terms and conditions set forth in that amendment. On October 28, 2019, the Company entered into a loan and security agreement with Pacific Mercantile Bank (the “PMB Loan”), which provides a revolving line of credit. The PMB Loan requires the Company to maintain certain levels of liquidity and to raise at least $5.0 million through the sale of equity securities before December 31, 2019. In the fourth quarter of 2019, the Company consummated the sale of approximately 9.0 million shares of Common Stock for gross proceeds of $5.2 million and the sale of approximately 69,650 shares of its Series E Participating Convertible Preferred Stock, par value $0.001 per share (“Series E Preferred Stock”), for gross proceeds of approximately $4.0 million. On May 13, 2020, our stockholders approved the issuance of such number of shares of Common Stock as are issuable upon the full conversion of our Series E Preferred Stock. Our ability to comply with the covenants in our debt agreements may be Affected by factors beyond our control, including, without limitation, the impact of the COVID-19 pandemic and efforts taken to contain it. Pursuant to five separate amendments to the Credit Agreement, SWK has agreed to waive BIOLASE’s non-compliance with certain financial covenants in the Credit Agreement as of March 31, 2019, September 30, 2019, December 31, 2019 and March 31, 2020. We were not in compliance with the financial covenants in the Credit Agreement as of March 31, 2020.

In March 2020, the Company entered into the Fourth Amendment to the Credit Agreement with SWK. Under the Fourth Amendment, the financial covenants were amended to require consolidated unencumbered liquid assets of no less than $3.0 million as of any date of determination. The Fourth Amendment also adjusted the Minimum Aggregate Revenue (as defined in the Credit Agreement) requirements. On May 15, 2020, the Company entered into the Fifth Amendment to its Credit Agreement with SWK. The Fifth Amendment modified the Credit Agreement by providing for minimum consolidated unencumbered liquid assets of $1.5 million prior to June 30, 2020 and $3.0 million on or after June 30, 2020; providing for a minimum aggregate revenue target of $41.0 million for the twelve month period ended June 30, 2020, a related waiver of such minimum revenue target in the event that the Company raised equity capital or issued subordinated debt of not less than $10.0 million on or prior to June 30, 2020, and quarterly revenue targets; and providing for a minimum EBITDA target of ($7.0 million) for the twelve month period ended June 30, 2020, a related waiver of such minimum EBITDA target in the event that the Company raised equity capital or issued subordinated debt of not less than $10.0 million on or prior to June 30, 2020, and quarterly EBITDA targets. The Fifth Amendment contains representations, warranties, covenants, releases, and conditions customary for a credit agreement amendment of this type. On June 8, 2020, SWK agreed to extend the deadline by which the Company was required to raise not less than $10.0 million in equity capital or subordinated debt to July 31, 2020 and agreed that the $6.9 million in proceeds from the offering completed on June 10, 2020 shall be counted toward the $10.0 million requirement. The Rights Offering was completed prior to July 31, 2020.

There is no assurance that we will be able to obtain similar waivers of non-compliance in the future. If we fail to comply with the covenants contained in the PMB Loan or the Credit Agreement or if the Required Lenders (as defined in the Credit Agreement) contend that we have failed to comply with these covenants or any other restrictions, it could result in an event of default under the PMB Loan or the Credit Agreement, as the case may be, which would permit or, in certain events, require PMB or SWK to declare all amounts outstanding thereunder to be immediately due and payable. There can be no assurances that we will be able to repay all such amounts or able to find alternative financing in an event of a default. Even if alternative financing is available in an event of a default under the PMB Loan or the Credit Agreement, it may be on unfavorable terms, and the interest rate charged on any new borrowings could be substantially higher than the interest rate under the PMB Loan or the Credit Agreement, thus adversely affecting cash flows, results of operations, and ultimately, our ability to meet operating cash flow requirements.

Our variable rate indebtedness under the Credit Agreement subjects us to interest rate risk, which could result in higher expense in the event of increases in interest rates and adversely affect our business, financial condition, and results of operations.

Borrowings under the Credit Agreement bear interest at a rate that varies depending on the London Interbank Offered Rate (“LIBOR”) or a replacement index that approximates LIBOR should LIBOR no longer be available. As a result, we are exposed to interest rate risk. If LIBOR rises, the interest rate on outstanding borrowings under the Credit Agreement will increase. Therefore, an increase in LIBOR will increase our interest payment obligations under the Credit Agreement and have a negative effect on our cash flow and possibly our ability to meet operating cash flow requirements.

The restrictive covenants in the Credit Agreement and the PMB Loan and BIOLASE’s obligation to make debt payments under these loans may limit our operating and financial flexibility and may adversely affect the Company’s business, financial condition, and results of operations.

The Credit Agreement imposes operating and financial restrictions and covenants, which may limit or prohibit our ability to, among other things:

•	incur additional indebtedness;

•	make investments, including acquisitions;

•	create liens;

•	make dividends, distributions or other restricted payments;

•	effect affiliate transactions;

•	enter into mergers, divisions, consolidations or sales of substantially all of our or our subsidiaries’ assets;

•	change business activities and issue equity interests; or

•	sell material assets (without using the proceeds thereof to repay the obligations under the Credit Agreement).

In addition, we are required to comply with certain financial covenants under the Credit Agreement as described above.

Such restrictive covenants in the Credit Agreement and the PMB Loan and our repayment obligations under the Credit Agreement could have adverse consequences to us, including:

•	limiting our ability to use cash;

•	limiting our flexibility in operating our business and planning for, or reacting to, changes in our business and our industry;

•

requiring the dedication of a substantial portion of any cash flow from operations to the payment of principal of, and interests on, the indebtedness, thereby reducing the availability of such cash flow to fund our operations, working capital, capital expenditures, future business opportunities and other general corporate purposes;

•	restricting us from making strategic acquisitions or causing us to make non-strategic divestitures;

•	limiting our ability to obtain additional financing;

•	limiting our ability to adjust to changing market conditions; and

•	placing us at a competitive disadvantage relative to our competitors who are less highly leveraged.

If we fail to comply with the terms of the Credit Agreement and there is an event of default, the creditor(s) may foreclose upon the assets securing our obligations thereunder.

To secure the performance of our obligations under the Credit Agreement, we granted SWK security interests in substantially all of the assets of BIOLASE and certain of our foreign and domestic subsidiaries. In addition, the PMB Loan is secured by substantially all of the Company’s assets. We were not in compliance with the financial covenants in the Credit Agreement as of March 31, 2020. Pursuant to separate amendments to the Credit Agreement, SWK has agreed to waive BIOLASE’s non-compliance with certain financial covenants in the Credit Agreement as of March 31, 2019, September 30, 2019, December 31, 2019, March 25, 2020, May 15, 2020 June 8, 2020 and August 12, 2020. However, there is no assurance that we will be able to obtain similar waivers of non-compliance in the future. Our failure to comply with the terms of the Credit Agreement could result in an event of default thereunder. In that event, SWK will have the option to (and, in certain circumstances, will have the obligation to) foreclose on the assets of BIOLASE and certain of our subsidiaries pledged as collateral under the Credit Agreement or the other documents executed in connection with the Credit Agreement. The foreclosure on the Company’s assets could severely and negatively impact our business, financial condition, and results of operations.

On August 12, 2020, we entered into the Sixth Amendment to the Credit Agreement with SWK. Under the Sixth Amendment, the interest-only period on the loan was extended to May 2022, the loan maturity date was extended to May 9, 2024, the financial covenants were amended and restated to begin in 2021, and a $0.7 million repayment of the principal amount was required upon execution of the Sixth Amendment.

If certain individuals (or permitted replacements thereof) no longer serve as our Chairman, Chief Executive Officer or Chief Financial Officer, we may be obligated to pay all outstanding obligations and certain fees under the Credit Agreement.

The Credit Agreement provides that, unless such actions are consented to in advance in writing by SWK, if two or more of the three of Jonathan Lord, Todd Norbe and John Beaver (or, in each case, his approved successor) at any one time no longer serves in their current positions with the Company and we do not find individuals to replace such individuals within 150 days (or in certain circumstances 210 days), with individuals of appropriate qualification and experience approved in writing by SWK (which approval may not be unreasonably withheld or delayed), there is a “Key Person Event” and all outstanding obligations and certain fees under the Credit Agreement become immediately due and payable. Whether Mr. Lord, Mr. Norbe and Mr. Beaver remain our Chairman, Chief Executive Officer and Chief Financial Officer, respectively, is not entirely under our control. Although we intend to find an appropriate replacement satisfactory to SWK if any of Mr. Lord, Mr. Norbe or Mr. Beaver leaves his current position, there is no assurance that we will be able find such a replacement within the time period permitted under the Credit Agreement, if at all. If there is a Key Person Event, there can be no assurance that we will be able to repay all outstanding obligations and fees payable or able to find alternative financing. Even if alternative financing is available, it may be on unfavorable terms, and the interest rate charged on any new borrowings could be substantially higher than the interest rate under the Credit Agreement, thus adversely affecting our business, financial condition, and results of operations.

If we fail to comply with the reporting obligations of the Exchange Act and Section 404 of the Sarbanes-Oxley Act, or if we fail to maintain adequate internal control over financial reporting, our business, financial condition, and results of operations, and investors’ confidence in us, could be materially and adversely affected.

As a public company, we are required to comply with the periodic reporting obligations of the Exchange Act, including preparing annual reports, quarterly reports, and current reports. Our failure to prepare and disclose this information in a timely manner and meet our reporting obligations in their entirety could subject us to penalties under federal securities laws and regulations of the NASDAQ, expose us to lawsuits, and restrict our ability to access financing on favorable terms, or at all.

In addition, pursuant to Section 404 of the Sarbanes-Oxley Act, we are required to evaluate and provide a management report of our systems of internal control over financial reporting. During the course of the evaluation of our internal control over financial reporting, we could identify areas requiring improvement and could be required to design enhanced processes and controls to address issues identified through this review. This could result in significant delays and costs to us and require us to divert substantial resources, including management time, from other activities.

In 2019, we identified a material weakness in our internal control over financial reporting, specifically, our controls relating to the accounting for our Series E Convertible Preferred Stock. During our review of the consolidated financial statements as of December 31, 2019, we determined that the classification of the Series E Convertible Preferred Stock on the consolidated balance sheet was incorrect and that due to the fact that the Series E Convertible Preferred Stock is redeemable at the control of the shareholder, it should have been classified as mezzanine equity pursuant to the accounting guidance in Accounting Standards Codification Topic 480 – “Distinguishing Liabilities from Equity,” and not a component of permanent equity. We believe that these control deficiencies were a result of and misinterpretation of the terms and conditions of the Preferred Stock Agreement which led to the misclassification. The error was corrected and the material weakness did not result in any identified misstatements to the financial statements, and there were no changes to previously released financial results. Based on this material weakness, the Company’s management concluded that at December 31, 2019, the Company’s internal control over financial reporting was not effective.

During the preparation of our June 30, 2020 Form 10-Q, we identified a material weakness in internal control related to ineffective financial statement close process controls as they relate to the accounting in the areas of management review of financial statement information and independent review of journal entries. Specifically, certain period end close transactions were not recorded correctly as of June 30, 2020. The errors were corrected, and the material weakness did not result in any misstatements to our unaudited consolidated financial statements, and the correction of the error did not result in any changes to previously released financial results. Based on this material weakness, our management concluded that at June 30, 2020, the Company’s internal control over financial reporting was not effective.

If we fail to remediate the material weakness in a timely manner or any failure to maintain compliance with the requirements of Section 404 on a timely basis could result in the loss of investor confidence in the reliability of our financial statements, which in turn could, negatively impact the trading price of our stock, and adversely affect investors’ confidence in the Company and our ability to access capital markets for financing.

Climate change initiatives could materially and adversely affect our business, financial condition, and results of operations.

Our manufacturing processes require that we purchase significant quantities of energy from third parties, which results in the generation of greenhouse gases, either directly on-site or indirectly at electric utilities. Both domestic and international legislation to address climate change by reducing greenhouse gas emissions and establishing a price on carbon could create increases in energy costs and price volatility. Considerable international attention is now focused on development of an international policy framework to address climate change. Proposed and existing legislative efforts to control or limit greenhouse gas emissions could affect our energy source and supply choices as well as increase the cost of energy and raw materials derived from sources that generate greenhouse gas emissions. If our suppliers are unable to obtain energy at a reasonable cost in the future, the cost of our raw materials could be negatively impacted which could result in increased manufacturing costs.

RISKS RELATED TO OUR INTELLECTUAL PROPERTY

If the patents that we own or license, or our other intellectual property rights, do not adequately protect our technologies, we could lose market share to our competitors and be unable to operate our business profitably.

Our future success depends, in part, on our ability to obtain and maintain patent protection for our products and technology, to preserve our trade secrets and to operate without infringing the intellectual property of others. We rely on patents to establish and maintain proprietary rights in our technology and products. We currently possess a number of issued patents and patent applications with respect to our products and technology. However, we cannot ensure that any additional patents will be issued, that the scope of any patent protection will be effective in helping us address our competition, or that any of our patents will be held valid if subsequently challenged. It is also possible that our competitors could independently develop similar or more desirable products, duplicate our products, or design products that circumvent our patents. The laws of foreign countries may not protect our products or intellectual property rights to the same extent as the laws of the United States. In addition, there have been recent changes in the patent laws and rules of the U.S. Patent and Trademark Office, and there could be future proposed changes that, if enacted, have a significant impact on our ability to protect our technology and enforce our intellectual property rights. If we fail to protect our intellectual property rights adequately, our competitive position could be adversely affected, and there could be a material adverse effect on sales, cash collections, and our ability to meet operating cash flow requirements.

If third parties claim that we infringe their intellectual property rights, we could incur liabilities and costs and have to redesign or discontinue selling certain products, which could have a material adverse effect on our business, financial condition, and results of operations.

We face substantial uncertainty regarding the impact that other parties’ intellectual property positions will have on dental and other medical laser applications. The medical technology industry has in the past been characterized by a substantial amount of litigation and related administrative proceedings regarding patents and intellectual property rights. From time to time, we have received, and we expect to continue to receive, notices of claims of infringement, misappropriation, or misuse of other parties’ proprietary rights. Some of these claims could lead to litigation. We may not prevail in any future intellectual property infringement litigation given the complex technical issues and inherent uncertainties in litigation. Any claims, with or without merit, could be time-consuming and distracting to management, result in costly litigation, or cause product shipment delays. Adverse determinations in litigation could subject us to significant liability and could result in the loss of proprietary rights. A successful lawsuit against us could also force us to cease selling or redesign products that incorporate the infringed intellectual property. Additionally, we could be required to seek a license from the holder of the intellectual property to use the infringed technology, and we may not be able to obtain a license on acceptable terms, or at all.

RISKS RELATED TO OUR REGULATORY ENVIRONMENT

Changes in government regulation or the inability to obtain or maintain necessary government approvals could have a material adverse effect on our business, financial condition, and results of operations.

Our products are subject to extensive government regulation, both in the United States and in other countries. To clinically test, manufacture, and market products for human use, we must comply with regulations and safety standards set by the FDA and comparable state and foreign agencies. Regulations adopted by the FDA are wide-ranging and govern, among other things, product design, development, manufacture and control testing, labeling control, storage, advertising, and sales. Generally, products must meet regulatory standards as safe and effective for their intended use before being marketed for human applications. The clearance process is expensive, time-consuming, and uncertain. Failure to comply with applicable regulatory requirements of the FDA can result in an enforcement action, which could include a variety of sanctions, including fines, injunctions, civil penalties, recall or seizure of our products, operating restrictions, partial suspension, or total shutdown of production and criminal prosecution. The failure to receive or maintain requisite approvals for the use of our products or processes, or significant delays in obtaining such approvals, could prevent us from developing, manufacturing, and marketing products and services necessary for us to remain competitive.

If we develop new products and applications or make any significant modifications to our existing products or labeling, we will need to obtain additional regulatory clearances or approvals. Any modification that could significantly affect a product’s safety or effectiveness, or that would constitute a change in its intended use, will require a new FDA 510(k) clearance, or could require a premarket approval (“PMA”) application. The FDA requires each manufacturer to make this determination initially, but the FDA can review any such decision and can disagree with a manufacturer’s determination. If the FDA disagrees with a manufacturer’s determination, the FDA can require the manufacturer to cease marketing and/or recall the modified device until 510(k) clearance or PMA is obtained. If 510(k) clearance is denied and a PMA application is required, we could be required to submit substantially more data and conduct human clinical testing and would very likely be subject to a significantly longer review period.

Products sold in international markets are also subject to the regulatory requirements of each respective country or region. The regulations of the European Union require that a device have a CE Mark, indicating conformance with European Union laws and regulations before it can be sold in the European Union. The regulatory international review process varies from country to country. We rely on our distributors and sales representatives in the foreign countries in which we market our products to comply with the regulatory laws of such countries. Failure to comply with the laws of such countries could prevent us from continuing to sell products in such countries. In addition, unanticipated changes in existing regulatory requirements or the adoption of new requirements could impose significant costs and burdens on us, which could increase our operating expenses.

Changes in health care regulations in the U.S. and elsewhere could adversely affect the demand for our products as well as the way in which we conduct our business. For example, in 2010, President Obama signed the Affordable Care Act into law, which included various reforms impacting Medicare coverage and reimbursement, including revision to prospective payment systems, any of which could adversely impact any Medicare reimbursements received by our end-user customers. New legislation may be enacted as President Trump and Congress consider further reform. In addition, as a result of the focus on health care reform, there is risk that Congress could implement changes in laws and regulations governing health care service providers, including measures to control costs, and reductions in reimbursement levels. We cannot be sure that government or private third-party payers will cover and reimburse the procedures using our products, in whole or in part, in the future, or that payment rates will be adequate.

If providers cannot obtain adequate coverage and reimbursement for our products, or the procedures in which they are used, our business, results of operations, and financial condition could suffer.

We could be subject to or otherwise affected by federal and state health care laws, including fraud and abuse and health information privacy and security laws, and we could face substantial penalties if we are unable to fully comply with such regulations.

We are directly or indirectly, through our customers, subject to extensive regulation by both the federal government and the states and foreign countries in which we conduct our business. The laws that directly or indirectly affect our ability to operate our business include, but are not limited to, the following:

•

the Federal Food, Drug, and Cosmetic Act, which regulates the design, testing, manufacture, labeling, marketing, distribution, and sale of prescription drugs and medical devices and which includes the Radiation Control for Health and Safety Act, under which the FDA has established reporting, recordkeeping, and performance requirements for laser products;

•	state food and drug laws;

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the federal Anti-Kickback Statute, which prohibits persons from knowingly and willfully soliciting, offering, receiving, or providing remuneration, directly or indirectly, to induce the referral for the furnishing of, or the purchase, order, or recommendation of, a good or service, for which payment could be made under FHCPs such as Medicare, Medicaid, and TRICARE;

•	state law equivalents to the federal Anti-Kickback Statute, which may not be limited to government reimbursed items;

•	state laws that prohibit fee-splitting arrangements;

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the federal Civil False Claims Act, which imposes liability on any person or entity that knowingly presents, or causes to be presented, a false or fraudulent claim for payment to the government, including FHCPs;

•	state false claims laws that prohibit anyone from presenting, or causing to be presented, claims for payment to third-party payers that are false or fraudulent;

•

federal crimes for knowingly and willfully executing a scheme to defraud any health care benefit program or making false statements in connection with the delivery of or payment for items or services under a health care benefit program;

•	federal law prohibiting offering remuneration to a Medicare or Medicaid beneficiary to influence the beneficiary’s selection of a particular provider, practitioner, or supplier;

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the federal Stark Law, which, in the absence of a statutory or regulatory exception, prohibits: (i) the referral of Medicare or Medicaid patients by a physician to an entity for the provision of designated health care services, if the physician or a member of the physician’s immediate family has a direct or indirect financial relationship, including an ownership interest in, or a compensation arrangement with, the entity and (ii) submitting a bill to Medicare or Medicaid for services rendered pursuant to a prohibited referral;

•	state law equivalents to the Stark Law, which may not be limited to government reimbursed items;

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the Physician Payments Sunshine Act, which requires us to report annually to the CMS certain payments and other transfers of value we make to U.S.-licensed physicians, dentists, and teaching hospitals;

•

the Foreign Corrupt Practices Act (“FCPA”), which generally prohibits companies and their intermediaries from paying anything of value to foreign officials to influence any decision of the foreign official in his/her official capacity or to secure any other improper advantage to obtain or retain business;

•	HIPAA and HITECH implementing regulations, which govern the use, disclosure, and safeguarding of PHI;

•	state privacy laws that protect the confidentiality of patient information;

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Medicare and Medicaid laws and regulations that prescribe the requirements for coverage and payment, including the amount of such payment; state laws that prohibit the practice of medicine by non-physicians; and

•	the Federal Trade Commission Act and similar laws regulating advertising and consumer protection.

If our past or present operations are found to be in violation of any of the laws described above or the other governmental laws or regulations to which we or our customers are subject, we could be subject to the applicable penalty associated with the violation, which could include civil and criminal penalties, damages, fines, exclusion from FHCPs, and the curtailment or restructuring of our operations. If we are required to obtain permits or licensure under these laws that we do not already possess, we could become subject to substantial additional regulation or incur significant expense. Any penalties, damages, fines, or curtailment or restructuring of our operations could be significant. The risk of potential non-compliance is increased by the fact that many of these laws have not been fully interpreted by applicable regulatory authorities or the courts, and their provisions are open to a variety of interpretations and additional legal or regulatory change. Any action against us for violation of these laws, even if we successfully defend against it, could cause us to incur significant legal expenses, divert our management’s attention from the operation of our business, damage our reputation, and cause a material adverse effect on sales, cash collections, and our ability to meet operating cash flow requirements.

We could be exposed to liabilities under the FCPA, and any determination that we violated the FCPA could have a material adverse effect on our business, financial condition, and results of operations.

In light of our operations outside the United States, we are subject to the FCPA, which generally prohibits companies and their intermediaries from offering to pay, promising to pay, or authorizing the payment of money or anything of value to non-U.S. officials for the purpose of influencing any act or decision of the foreign official in his/her capacity or to secure any other improper advantage to obtain or retain business. Violation of the anti-bribery provisions of the FCPA can result in criminal fines of up to $2 million and civil penalties of up to $16,000 for each violation. Individuals, including officers, directors, shareholders, and agents of companies, can be subject to a criminal fine of up to $250,000 and imprisonment, in addition to civil penalties of up to $16,000, per violation. We could be held liable for actions taken by our distributors in violation of the FCPA, even though such partners are foreign companies that may not be subject to the FCPA. Any determination that we violated the FCPA could result in sanctions that could have a material adverse effect on our business, financial condition, and results of operations.

Product sales or introductions could be delayed or canceled as a result of the FDA regulatory requirements applicable to laser products, dental devices, or both, which could cause our sales or profitability to decline and have a material adverse effect on our business, financial condition, and results of operations.

The process of obtaining and maintaining regulatory approvals and clearances to market a medical device from the FDA and similar regulatory authorities abroad can be costly and time-consuming, and we cannot provide assurance that such approvals and clearances will be granted. Pursuant to FDA regulations, unless exempt, the FDA permits commercial distribution of a new medical device only after the device has received 510 (k) clearance or is the subject of an approved PMA. The FDA will clear marketing of a medical device through the 510(k) process if it is demonstrated that the new product is substantially equivalent to other 510(k)-cleared products. The PMA process is more costly, lengthy and uncertain than the 510(k) process, and must be supported by extensive data, including data from preclinical studies, and human clinical trials. Because we cannot provide assurance that any new products, or any product enhancements, that we develop will be subject to the shorter 510(k) clearance process, significant delays in the introduction of any new products or product enhancement could occur. We cannot provide assurance that the FDA will not require a new product or product enhancement to go through the lengthy and expensive PMA process. Delays in obtaining regulatory clearances and approvals could:

•	state food and drug laws;

•	delay or eliminate commercialization of products we develop;

•	require us to perform costly procedures;

•	diminish any competitive advantages that we may attain; and

•	reduce our ability to collect revenues or royalties.

Although we have obtained 510(k) clearance from the FDA to market our dental laser systems, we cannot provide assurance that we will not be required to obtain new clearances or approvals for modifications or improvements to our products.

Our products are subject to recalls and other regulatory actions after receiving FDA clearance or approval.

The FDA and similar governmental bodies in other countries have the authority to require the recall of our products in the event of material deficiencies or defects in design or manufacture. A government mandated or voluntary recall by us could occur as a result of component failures, manufacturing errors, or design defects, including defects in labeling. Any recall would divert management’s attention and financial resources and harm our reputation with customers. Any recall involving our laser systems would be particularly harmful to us, because our laser systems comprise such an important part of our portfolio of products. However, any recall could have a material adverse effect on our business, financial condition, and results of operations.

SPECIAL NOTE REGARDING FORWARD LOOKING STATEMENTS

This prospectus supplement includes “forward-looking statements”, as such term is used within the meaning of the Private Securities Litigation Reform Act of 1995. These “forward-looking statements” are not based on historical fact and involve assessments of certain risks, developments, and uncertainties in our business looking to the future. Such forward-looking statements can be identified by the use of terminology such as “may”, “will”, “should”, “expect”, “anticipate”, “estimate”, “intend”, “continue”, or “believe”, or the negatives or other variations of these terms or comparable terminology. Forward-looking statements may include projections, forecasts, or estimates of future performance and developments. Forward-looking statements contained in this prospectus supplement are based upon assumptions and assessments that we believe to be reasonable as of the date of this prospectus supplement. Whether those assumptions and assessments will be realized will be determined by future factors, developments, and events, which are difficult to predict and may be beyond our control. Actual results, factors, developments, and events may differ materially from those we assumed and assessed. Risks, uncertainties, contingencies, and developments, including those identified in the “Risk Factors” section of this prospectus supplement and in our most recent annual report on Form 10-K, subsequent quarterly reports on Form 10-Q and other filings we make with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), incorporated by reference herein, could cause our future operating results to differ materially from those set forth in any forward-looking statement. There can be no assurance that any such forward-looking statement, projection, forecast or estimate contained can be realized or that actual returns, results, or business prospects will not differ materially from those set forth in any forward-looking statement. Given these uncertainties, readers are cautioned not to place undue reliance on such forward-looking statements. We disclaim any obligation to update any such factors or to publicly announce the results of any revisions to any of the forward-looking statements contained herein to reflect future results, events or developments.

USE OF PROCEEDS

We estimate that the net proceeds from this offering, after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us, will be approximately $13.2 million.

We intend to use the net proceeds of this offering for working capital and other general corporate purposes. We believe that our cash and cash equivalents, together with the net proceeds from this offering, will fund our operations through 2022.

The precise amount and timing of the application of such net proceeds will depend upon our funding requirements and the availability and cost of other funds. Our Board and management will have considerable discretion in the application of the net proceeds from this offering, and it is possible that we may allocate the proceeds differently than investors in the offering may desire or that we may fail to maximize the return on these proceeds. You will be relying on the judgment of our management with regard to the use of proceeds from this offering, and you will not have the opportunity, as part of your investment decision, to assess whether the proceeds are being used appropriately.

MARKET PRICE AND DIVIDEND POLICY

Our shares of Common Stock are currently quoted on The NASDAQ Capital Market under the symbol “BIOL”. On February 5, 2021, the last reported sales price of our Common Stock on Nasdaq was $1.21.

Holders of Record

As of February 5, 2021, we had approximately 118 holders of record of our Common Stock. Because many of our shares of Common Stock are held by brokers and other institutions on behalf of shareholders, this number is not indicative of the total number of shareholders represented by these shareholders of record.

Dividends

We have not declared or paid dividends to shareholders since inception and do not plan to pay cash dividends in the foreseeable future. We currently intend to retain earnings, if any, to finance our growth and do not anticipate paying any cash dividends in the foreseeable future. Any future determination related to our dividend policy will be made at the discretion of our board of directors after considering our financial condition, results of operations, capital requirements, business prospects and other factors the board of directors deems relevant, and subject to the restrictions contained in any future financing instruments.

Issuer Purchases of Equity Securities

None.

DILUTION

If you invest in this offering, your ownership interest will be immediately diluted to the extent of the difference between the public offering price per share of common stock and the as adjusted net tangible book value per share of our common stock after this offering.

As of September 30, 2020, we had a net tangible book value of $10,925,000 or $0.12 per share of common stock. Our net tangible book value per share represents total tangible assets less total liabilities, divided by the number of shares of common stock outstanding at September 30, 2020.

After giving effect to the issuance and sale by us of 14,000,000 shares of common stock in this offering and after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us, our as adjusted net tangible book value as of September 30, 2020 would have been approximately $24,128,000, or approximately $0.23 per share. This amount represents an immediate increase in net tangible book value of $0.11 per share to our existing stockholders and an immediate dilution in as adjusted net tangible book value of approximately $0.80 per share to new investors purchasing shares of in this offering.

Dilution per share to new investors is determined by subtracting as adjusted net tangible book value per share after this offering from the public offering price per share of common stock paid by new investors. The following table illustrates this dilution on a per share basis:

Public offering price per share of common stock		$1.03
Net tangible book value per share as of September 30, 2020	$0.12
Increase in net tangible book value per share attributable to this offering	0.11

As adjusted net tangible book value per share after this offering		0.23

Dilution per share to new investors participating in this offering		$0.80

The number of shares of common stock to be outstanding after this offering is based on 131,981,769 shares of common stock outstanding as of September 30, 2020, and excludes:

•	2,669,000 shares of our common stock issuable upon the exercise of stock options, with a weighted-average exercise price of $3.43 per share;

•	57,831,000 shares of our common stock issuable upon the exercise of outstanding warrants, with a weighted-average exercise price of $0.62 per share;

•	3,784,000 shares of our common stock reserved for future issuance upon the vesting of restricted stock units granted or to be granted under our employee incentive plans;

•	500,000 shares of our common stock that are expected to be issued under our restricted stock agreement with CAO Group, Inc.;

•	2,630,000 shares of our common stock issuable upon conversion of 1,052 shares of our outstanding Series F Convertible Preferred Stock that were issued on July 22, 2020 in the Rights Offering.

To the extent any of these outstanding options or warrants are exercised, there will be further dilution to new investors.

CAPITALIZATION

The following table sets forth our capitalization as of September 30, 2020.

on an actual basis; and

on an as adjusted basis to give effect to the sale of 14,000,000 shares of common stock at a price of $1.03 per share in this offering and the application of the proceeds therefrom;

The information in this table should be read in conjunction with and is qualified by reference to the financial statements and notes thereto and other financial information incorporated by reference into this prospectus supplement.

	As of September 30, 2020 Unaudited (In Thousands)
	Actual	As adjusted
Debt	16,086		16,086

Series E Convertible Preferred Shares: 69,565 shares of Series E Convertible Preferred Stock issued	—		—
Shareholders’ equity:
Share capital, 180,000,000 shares of common stock authorized, 93,044,000 shares issued and 92,999,000 shares outstanding 1,000,000 shares of preferred stock authorized	$93		$107
Series F Convertible Preferred Stock: 1,052 shares of Series F Convertible Preferred Stock issued	141		141
Additional Paid in Capital	$259,385		$272,574
Accumulated other comprehensive loss	(534)		(534)
Accumulated deficit	$(245,234)		$(245,234)

Total shareholders’ equity	$13,851		$27,054

Total capitalization	$29,937		$43,140

The number of issued and outstanding shares as of September 30, 2020 on an as adjusted basis in the table excludes:

•	2,669,000 shares of our common stock issuable upon the exercise of stock options, with a weighted-average exercise price of $3.43 per share;

•	57,831,000 shares of our common stock issuable upon the exercise of outstanding warrants, with a weighted-average exercise price of $0.62 per share;

•	3,784,000 shares of our common stock reserved for future issuance upon the vesting of restricted stock units granted or to be granted under our employee incentive plans;

•	500,000 shares of our common stock that are expected to be issued under our restricted stock agreement with CAO Group, Inc.;

•	2,630,000 shares of our common stock issuable upon conversion of 1,052 shares of our outstanding Series F Convertible Preferred Stock that were issued on July 22, 2020 in the Rights Offering.

DESCRIPTION OF CAPITAL STOCK

The following summary description sets forth some of the general terms and provisions of our common stock and the Series F Convertible Preferred Stock sold in the Rights Offering. Because this is a summary description, it does not contain all of the information that may be important to you. For a more detailed description of our common stock, you should refer to the applicable provisions of the General Corporation Law of the State of Delaware (the “DGCL”) and our charter and bylaws as in effect at the time of any offering. Copies of our Restated Certificate of Incorporation, as amended, and our Sixth Amended and Restated Bylaws are included as exhibits to the registration statement of which this prospectus forms a part.

General

Under our charter, we are authorized to issue 180,000,000 shares of our common stock, par value $0.001 per share, and 1,000,000 shares of preferred stock, par value $0.001 par value per share. As of February 5, 2021, there were 131,981,769 shares of our common stock outstanding and 303 shares of our Series F Convertible Preferred Stock were issued and outstanding.

Holders of our common stock are entitled to one vote per share. Each of our directors is elected by the affirmative vote of a majority of the votes cast with respect to such director in uncontested elections. In a contested election, each of our directors is elected by an affirmative vote of a plurality of the votes cast by the shares represented and entitled to vote with respect to the election of such director. A “contested election” is defined in our bylaws as an election with respect to which, as of the record date for the meeting at which directors are to be elected, the number of nominees exceeds the number of directors to be elected at such meeting. Vacancies on our Board may be filled by an affirmative vote of two-thirds of the remaining members of our Board or at a meeting of the shareholders in the manner set forth in the second preceding sentence.

Subject to any preferential rights of any outstanding shares of our preferred stock to receive dividends before any dividends may be paid on our common stock, the holders of our common stock will be entitled to share ratably in any dividends that may be declared by our Board out of funds legally available for the payment of dividends. Subject to any preferential rights of any outstanding shares of our preferred stock, in the event of our liquidation, dissolution or winding up, holders of our common stock are entitled to share ratably in the assets remaining after payment of liabilities and the liquidation preferences of any outstanding preferred stock. Our common stock does not carry any redemption rights or any preemptive rights enabling a holder to subscribe for, or receive shares of, any class of our common stock or any other securities convertible into shares of any class of our common stock.

Our charter authorizes our Board to provide for the issuance of shares of preferred stock in one or more series. Prior to issuance of shares of each series, our Board is required by the DGCL and our charter to fix the designation, powers, preferences and rights of the shares of such series and the qualifications, limitations or restrictions thereof. Thus, our Board could authorize the issuance of shares of preferred stock that have priority over our common stock with respect to dividends or rights upon liquidation or with terms and conditions that could have the effect of delaying, deferring or preventing a transaction or a change of control of our company that might involve a premium price for holders of our common stock or otherwise be in their best interests.

Series F Convertible Preferred Stock Included in Units Issued in the Rights Offering

On July 1, 2020, we filed a certificate of designation with the Secretary of State of the State of Delaware to authorize the issuance of up to 18,000 shares of Series F Convertible Preferred Stock, which was subsequently amended pursuant to a Certificate of Correction that was filed on July 15, 2020. On July 22, 2020, we issued 18,000 shares of Series F Convertible Preferred Stock in connection with the consummation of the Rights Offering.

Conversion. Each share of Series F Convertible Preferred Stock will be convertible at our option at any time on or after the first anniversary of the expiration of the Rights Offering or at the option of the holder at any time, into the number of shares of our common stock determined by dividing the $1,000 stated value per share of the Series F Convertible Preferred Stock by a conversion price of $0.40 per share. In addition, the conversion price per share is subject to adjustment for stock dividends, distributions, subdivisions, combinations or reclassifications. Subject to limited exceptions, a holder of the Series F Convertible Preferred Stock does not have the right to convert any portion of the Series F Convertible Preferred Stock to the extent that, after giving effect to the conversion, the holder, together with its affiliates, would beneficially own in excess of 4.99% of the number of shares of our common stock outstanding immediately after giving effect to its conversion. A holder of Series F Preferred Stock, upon notice to the Company, may increase or decrease the beneficial ownership limitation provisions of such holder’s Series F Convertible Preferred Stock, provided that in no event shall the limitation exceed 9.99% of the number of shares of our common stock outstanding immediately after giving effect to its conversion. In the event that a conversion is effected at our option, we will exercise such option to convert shares of Series F Convertible Preferred Stock on a pro rata basis among all of the holders based on such holders’ shares of Series F Convertible Preferred Stock.

Fundamental Transactions. In the event we effect certain mergers, consolidations, sales of substantially all of our assets, tender or exchange offers, reclassifications or share exchanges in which our common stock is effectively converted into or exchanged for other securities, cash or property, we consummate a business combination in which another person acquires 50% of the outstanding shares of our common stock, or any person or group becomes the beneficial owner of 50% of the aggregate ordinary voting power represented by our issued and outstanding common stock, then, upon any subsequent conversion of the Preferred Stock, the holders of the Series F Convertible Preferred Stock have the right to receive any shares of the acquiring corporation or other consideration it would have been entitled to receive if it had been a holder of the number of shares of common stock then issuable upon conversion in full of the Preferred Stock.

Dividends. Holders of Series F Convertible Preferred Stock are entitled to receive dividends (on an as-if-converted-to-common-stock basis) in the same form as dividends actually paid on shares of the common stock when, as and if such dividends are paid on shares of common stock.

Voting Rights. Except as otherwise provided in the certificate of designation or as otherwise required by law, the Series F Convertible Preferred Stock has no voting rights.

Liquidation Preference. Upon our liquidation, dissolution or winding-up, whether voluntary or involuntary, holders of Series F Convertible Preferred Stock are entitled to receive out of our assets, whether capital or surplus, the same amount that a holder of common stock would receive if the Series F Convertible Preferred Stock were fully converted (disregarding for such purpose any conversion limitations under the certificate of designation) to common stock, which amounts shall be paid pari passu with all holders of common stock.

Redemption Rights. We are not obligated to redeem or repurchase any shares of preferred stock. Shares of Series F Convertible Preferred Stock are not otherwise entitled to any redemption rights, or mandatory sinking fund or analogous provisions.

Anti-Takeover Provisions of Delaware Law and Our Governing Documents

Delaware Law

We are subject to Section 203 of the DGCL (“Section 203”). In general, Section 203 prohibits a publicly held Delaware corporation from engaging in “business combination” transactions with any “interested shareholder” for a period of three years following the time that the shareholder became an interested shareholder, unless:

•

prior to the time the shareholder became an interested shareholder, either the applicable business combination or the transaction which resulted in the shareholder becoming an interested shareholder is approved by the corporation’s board of directors;

•

upon consummation of the transaction which resulted in the shareholder becoming an interested shareholder, the interested shareholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding (but not the voting stock owned by the interested shareholder) shares owned by directors who are also officers of the corporation and shares owned by employee stock plans in which the employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

•

at or subsequent to the time that the shareholder became an interested shareholder, the business combination is approved by the corporation’s board of directors and authorized at an annual or special meeting of shareholders by the affirmative vote of at least 66 2/3% of the outstanding voting stock which is not owned by the interested shareholder.

A “business combination” is defined to include, in general and subject to exceptions, a merger of the corporation with the interested shareholder; a sale of 10% or more of the market value of the corporation’s consolidated assets to the interested shareholder; certain transactions that result in the issuance of the corporation’s stock to the interested shareholder; a transaction that has the effect of increasing the proportionate share of the corporation’s stock owned by the interested shareholder; and any receipt by the interested shareholder of loans, guarantees or other financial benefits provided by the corporation. An “interested shareholder” is defined to include, in general and subject to exceptions, a person that (1) owns 15% or more of the outstanding voting stock of the corporation or (2) is an “affiliate” or “associate” (as defined in Section 203) of the corporation and was the owner of 15% or more of the corporation’s outstanding voting stock at any time within the prior three year period.

A Delaware corporation may opt out of Section 203 with an express provision in its original certificate of incorporation or by an amendment to its certificate of incorporation or bylaws expressly electing not to be governed by Section 203 and approved by a majority of its outstanding voting shares. We have not opted out of Section 203. As a result, Section 203 could delay, deter or prevent a merger, change of control or other takeover of our company that our shareholders might consider to be in their best interests, including transactions that might result in a premium being paid over the market price of our common stock, and may also limit the price that investors are willing to pay in the future for our common stock.

Undesignated Preferred Stock

The ability to authorize undesignated preferred stock makes it possible for our Board to issue one or more series of preferred stock with voting or other rights or preferences. These and other provisions may have the effect of deferring hostile takeovers or delaying changes in control or management of our company.

Requirements for Advance Notification of Shareholder Nominations and Proposals

Our bylaws establish advance notice procedures with respect to shareholder proposals and the nomination of candidates for election as directors, other than nominations made by or at the direction of our Board or a committee of our Board.

Shareholder Action by Written Consent; Special Meetings of Shareholders

Our shareholders may take action by written consent in lieu of a meeting as provided in our bylaws. Our bylaws provide that certain procedures, including notifying our Board and awaiting a record date, must be followed for shareholders to act by written consent. A special meeting of our shareholders may be called only by our Board, the Chairman of our Board, the Executive Vice Chairman, the Chief Executive Officer or the President. A special meeting may also be called at the request of shareholders holding a majority of the aggregate number of shares of capital stock of the Company issued and outstanding and entitled to vote at that meeting (subject to certain timeliness and content requirements of the demand).

Amendment of Certificate of Incorporation and Bylaws

Our charter may be amended by the affirmative vote of a majority of the aggregate number of shares of each class of our capital stock issued and outstanding after a resolution of our Board declaring the advisability of such amendment has been adopted in accordance with Delaware law. Our bylaws may be amended by the affirmative vote of a majority of the aggregate number of shares of each class of our capital stock issued and outstanding (and entitled to vote on the subject matter) present in person or represented by proxy at a meeting of shareholders provided that notice thereof is stated in the written notice of the meeting. Our bylaws may also be amended by a majority of our Board in accordance with Delaware law and our charter, except that certain sections of our bylaws (including but not limited to certain provisions regarding special meetings, voting, officers, and approval of securities issuances) require either the affirmative vote of two-thirds of the persons then serving as directors on our Board or our shareholders.

Forum Selection

Unless our Board acting on behalf of the Company selects an alternative forum, the Court of Chancery of the State of Delaware (or, if the Court of Chancery does not have jurisdiction, another state court located within the State of Delaware or, if no court located within the State of Delaware has jurisdiction, the federal district court for the District of Delaware) shall be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the Company, (ii) any action asserting a claim of breach of a fiduciary duty owed by any of our directors, officers or other employees to the Company or our shareholders, (iii) any action asserting a claim against the Company or any of our directors, officers or other employees arising pursuant to any provision of the DGCL, our charter or our bylaws or (iv) any action asserting a claim against the Company or any of our directors, officers or other employees governed by the internal affairs doctrine of the State of Delaware, in all cases subject to the court’s having personal jurisdiction over all indispensable parties named as defendants.

If any action the subject matter of which is within the scope of the immediately preceding paragraph is filed in a court other than a court located within the State of Delaware in the name of any shareholder, such shareholder will be deemed to have consented to (i) the personal jurisdiction of the state and federal courts located within the State of Delaware in connection with any action brought in any such court to enforce the exclusive forum provision (an “Enforcement Action”) and (ii) having service of process made upon such shareholder in any such Enforcement Action by service upon such shareholder’s counsel in the action outside of the State of Delaware as agent for such shareholder.

Stock Exchange Listing

Our common stock trades on The NASDAQ Capital Market under the symbol “BIOL.”

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Computershare Trust Company, N.A.

UNDERWRITING

Maxim Group LLC will act as representative of each of the underwriters for this offering named below. We have entered into an underwriting agreement with the underwriters with respect to the shares to be offered. Subject to the terms and conditions of the underwriting agreement, we have agreed to sell to the underwriters and each of the underwriter has agreed, severally and not jointly, to purchase, at the public offering price less the underwriting discounts and commissions set forth on the cover page of this prospectus supplement, the following number of shares:

Underwriter	Number of Shares
Maxim Group LLC	4,666,667
The Benchmark Company, LLC	4,666,667
Colliers Securities LLC	4,666,666
Total	14,000,000

The underwriters have committed to purchase all the shares offered by us, if it purchases any shares. The obligations of the underwriters may be terminated upon the occurrence of certain events specified in the underwriting agreement. Furthermore, pursuant to the underwriting agreement, the underwriters’ obligations are subject to customary conditions, representations and warranties contained in the underwriting agreement, such as receipt by the underwriters of officers’ certificates and legal opinions.

We have agreed to indemnify the underwriters against specified liabilities, including liabilities under the Securities Act, and to contribute to payments the underwriters may be required to make in respect thereof.

The underwriters are offering the shares, subject to prior sale, when, as and if issued to and accepted by the underwriters, subject to approval of legal matters by its counsel and other conditions specified in the underwriting agreement. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

Underwriter Compensation

We have agreed to pay the underwriters a cash fee equal to 7% of the aggregate gross proceeds sold in the offering. The underwriters propose to offer the shares offered by us to the public at the public offering price set forth on the cover of this prospectus supplement. In addition, the underwriters may offer some of the shares to other securities dealers at such price less a concession not to exceed $0.03605 per share. After the initial offering, the public offering price and concession to dealers may be changed.

Discounts and Commissions

The following table shows the public offering price, underwriting discount and proceeds, before expenses, to us.

	Per Share	Total
Public offering price	$1.03	$14,420,000
Underwriting discounts and commissions	$0.0721	$1,009,400
Proceeds, before expenses, to us	$0.9579	$13,410,600

We have agreed to reimburse the underwriters their actual, out-of-pocket expenses, including the reasonable fees and disbursements of the underwriters’ counsel related to the offering, up to an aggregate maximum amount of $50,000 but in any event in compliance with the provisions of FINRA Rule 5110(g)(4)(A). We estimate that the total expenses of the offering including all expenses to be reimbursed to the underwriters excluding the underwriters’ discount, will be approximately $0.2 million.

We have agreed to certain restrictions on the ability to sell additional shares of our common stock for a period ending 60 days after the date that the offering is completed. Subject to certain exceptions, we have agreed not to directly or indirectly offer, issue, sell, contract to sell, encumber, grant any option for the sale of, or otherwise issue or dispose of, any of our securities without the underwriter’s prior written consent.

.

Price Stabilization, Short Positions and Penalty Bids

The underwriters may engage in over-allotment, stabilizing transactions, syndicate covering transactions, and penalty bids or purchases for the purpose of pegging, fixing or maintaining the price of the common stock, in accordance with Regulation M under the Exchange Act:

•

Over-allotment involves sales by the underwriters of securities in excess of the number of securities the underwriters are obligated to purchase, which creates a syndicate short position. The short position may be either a covered short position or a naked short position. In a covered short position, the number of securities over-allotted by the underwriters is not greater than the number of securities that they may purchase in the over-allotment option, if any. In a naked short position, the number of securities involved is greater than the number of securities in the over-allotment option, if any. In the absence of an over-allotment option, the underwriters may close out any short position only by purchasing securities in the open market.

•	Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum.

•

Syndicate covering transactions involve purchases of securities in the open market after the distribution has been completed in order to cover syndicate short positions. In determining the source of securities to close out the short position, the underwriters will consider, among other things, the price of securities available for purchase in the open market as compared to the price at which they may purchase securities through the over-allotment option. If the underwriters sells more securities than could be covered by the over-allotment option, a naked short position, the position can only be closed out by buying securities in the open market. A naked short position is more likely to be created if the underwriters are concerned that there could be downward pressure on the price of the securities in the open market after pricing that could adversely affect investors who purchase in the offering.

•

Penalty bids permit the underwriters to reclaim a selling concession from a syndicate member when the securities originally sold by the syndicate member is purchased in a stabilizing or syndicate covering transaction to cover syndicate short positions.

These stabilizing transactions, syndicate covering transactions and penalty bids may have the effect of raising or maintaining the market price of our securities, or preventing or retarding a decline in the market price of those securities. As a result, the price of our common stock may be higher than the price that might otherwise exist in the open market. These transactions may be effected on an exchange or in the over-the-counter market or otherwise and, if commenced, may be discontinued at any time.

Neither we nor the underwriters makes any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the securities. In addition, neither we nor the underwriters makes any representation that the underwriters will engage in these stabilizing transactions or that any transaction, once commenced, will not be discontinued without notice.

In connection with this offering, the underwriters may also engage in passive market making transactions in our securities. Passive market making consists of displaying bids on a national securities exchange limited by the prices of independent market makers and effecting purchases limited by those prices in response to order flow. Rule 103 of Regulation M promulgated by the SEC limits the amount of net purchases that each passive market maker may make and the displayed size of each bid. Passive market making may stabilize the market price of our securities at a level above that which might otherwise prevail in the open market and, if commenced, may be discontinued at any time.

Electronic Offer, Sale and Distribution of Shares

The underwriters may facilitate the marketing of this offering online directly or through one of the underwriters’ affiliates. In those cases, prospective investors may view offering terms and a prospectus online and place orders online or through their financial advisors. Such websites and the information contained on such websites, or connected to such sites, are not incorporated into and are not a part of this prospectus. In connection with this offering, the underwriters may distribute prospectuses electronically.

Other Relationships

The underwriters and its affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities. The underwriters may in the future, engage in investment banking and other commercial dealings in the ordinary course of business with us or our affiliates. The underwriters may in the future, receive customary fees and commissions for these transactions.

In the ordinary course of their various business activities, the underwriters and its affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers, and such investment and securities activities may involve securities and/or instruments of the issuer. The underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

Offer Restrictions Outside the United States

Other than in the United States, no action has been taken by us or the underwriters that would permit a public offering of the securities offered by this prospectus in any jurisdiction where action for that purpose is required. The securities offered by this prospectus may not be offered or sold, directly or indirectly, nor may this prospectus or any other offering material or advertisements in connection with the offer and sale of any such securities be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. Persons into whose possession this prospectus comes are advised to inform themselves about and to observe any restrictions relating to the offering and the distribution of this prospectus. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities offered by this prospectus in any jurisdiction in which such an offer or a solicitation is unlawful.

LEGAL MATTERS

The validity of the securities offered hereby will be passed upon for us by Loeb & Loeb LLP, New York, New York. Ellenoff Grossman & Schole LLP is counsel to the underwriters in connection with this offering.

EXPERTS

The consolidated financial statements and schedule of BIOLASE, Inc. as of December 31, 2019 and 2018 and for each of the three years in the period ended December 31, 2019 incorporated by reference into this Prospectus and in the Registration Statement, have been so incorporated in reliance upon the report of BDO USA, LLP, an independent registered accounting firm (the report on the consolidated financial statements contains an explanatory paragraph regarding the Company’s ability to continue as a going concern), incorporated herein by reference, given upon the authority of said firm as experts in accounting and auditing.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We have filed with the Securities and Exchange Commission a registration statement on Form S-3 under the Securities Act with respect to the securities offered by this prospectus supplement. This prospectus supplement and the accompanying prospectus , which are part of the registration statement, omits certain information, exhibits, schedules and undertakings set forth in the registration statement. For further information pertaining to us and the securities offered hereby, reference is made to the registration statement and the exhibits and schedules to the registration statement. Statements contained in this prospectus supplement and the accompanying prospectus as to the contents or provisions of any documents referred to in this prospectus and the accompanying prospectus are not necessarily complete, and in each instance where a copy of the document has been filed as an exhibit to the registration statement, reference is made to the exhibit for a more complete description of the matters involved.

Registration statements and certain other filings made with the Securities and Exchange Commission electronically are publicly available through the Securities and Exchange Commission’s website at www.sec.gov. The registration statement, including all exhibits and amendments to the registration statement, has been filed electronically with the Securities and Exchange Commission. You may also read all or any portion of the registration statement and certain other filings made with the Securities and Exchange Commission on our website at www.biolase.com. The information contained in, and that can be accessed through, our website is not incorporated into and is not part of this prospectus supplement.

We are subject to the information and periodic reporting requirements of the Exchange Act and, accordingly, are required to file annual reports containing financial statements audited by an independent public accounting firm, quarterly reports containing unaudited financial data, current reports, proxy statements and other information with the Securities and Exchange Commission. You will be able to inspect and copy such periodic reports, proxy statements and other information at the website of the Securities and Exchange Commission referred to above, and our website at www.biolase.com. Except for the specific incorporated reports and documents listed above, no information available on or through our website shall be deemed to be incorporated in this prospectus or the registration statement of which it forms a part.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” into this prospectus the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information we incorporate by reference is an important part of this prospectus, and later information that we file with the SEC will automatically update and supersede some of this information. We incorporate by reference the documents listed below and any future filings we make with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act, including filings made after the date of the initial registration statement, until we sell all of the shares covered by this prospectus or the sale of shares by us pursuant to this prospectus is terminated. In no event, however, will any of the information that we furnish to, pursuant to Item 2.02 or Item 7.01 of any Current Report on Form 8-K (including exhibits related thereto) or other applicable SEC rules, rather than file with, the SEC be incorporated by reference or otherwise be included herein, unless such information is expressly incorporated herein by a reference in such furnished Current Report on Form 8-K or other furnished document. The documents we incorporate by reference are:

•	Our Annual Report on Form 10-K, for the year ended December 31, 2019, filed with the SEC on March 30, 2020;

•	Our Quarterly Reports on Form 10-Q filed with the SEC on May 8, 2020, August 14, 2020 and November 13, 2020;

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Our Current Reports on Form 8-K, filed with the SEC on April  6, 2020, April  16, 2020, May 15, 2020, May  21, 2020, May 28, 2020, June  1, 2020, June 9, 2020, July  22, 2020, August 5, 2020, August  12, 2020, October 27, 2020, January  22, 2021 and February 4, 2021;

•	Our definitive proxy statement on Schedule 14A filed with the SEC on April 23, 2020;

•	Our preliminary proxy statement on Schedule 14A filed with the SEC on November 27, 2020;

•	Our definitive proxy statement on Schedule 14A filed with the SEC on December 11, 2020;

•	Our revised definitive proxy statement on Schedule 14A filed with the SEC on January 26, 2021;

•	Our definitive additional materials on Schedule 14A filed with the SEC on February 1, 2021, February 3, 2021 and February 4, 2021; and

•	The description of the common stock contained in our Registration Statement on Form 8-A as filed with the SEC on October 30, 1991.

Any statement contained in a document incorporated or deemed to be incorporated by reference into this prospectus supplement will be deemed to be modified or superseded for purposes of this prospectus supplement to the extent that a statement contained in this prospectus supplement or any other subsequently filed document that is deemed to be incorporated by reference into this prospectus supplement modifies or supersedes the statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus supplement.

Upon written or oral request, we will provide without charge to each person to whom a copy of the prospectus supplement is delivered a copy of the documents incorporated by reference herein (other than exhibits to such documents unless such exhibits are specifically incorporated by reference herein). You may request a copy of these filings, at no cost, by writing or telephoning us at the following address: BIOLASE, Inc., 27042 Towne Centre Drive, Suite 270, California 92610, Attention: Investor Relations, telephone: (949) 361-1200.

PROSPECTUS

BIOLASE, INC.

$50,000,000 Aggregate Offering Price of

COMMON STOCK, PREFERRED STOCK, DEBT SECURITIES, WARRANTS, RIGHTS AND UNITS

BIOLASE, Inc., a Delaware corporation, may offer and sell from time to time, in one or more offerings, common stock, preferred stock, debt securities, warrants, rights and units for an aggregate initial offering price up to $50,000,000 in amounts, at prices and on terms that BIOLASE, Inc. will determine at the time of the offering.

This prospectus describes general terms that apply to these securities. When we decide to sell a particular class or series of these securities, we will provide specific terms of the securities, including the initial offering price and the aggregate amount of the offering, in one or more supplements to this prospectus. Any prospectus supplement may also add, update or change information contained in this prospectus. You should carefully read this prospectus and the applicable prospectus supplement, as well as the documents incorporated or deemed to be incorporated by reference in this prospectus, before you invest in our securities.

We may offer and sell these securities in the same offering or in separate offerings; to or through underwriters, dealers or agents; or directly to purchasers. The names of any underwriters, dealers or agents involved in the sale of our securities, their compensation and any over-allotment options held by them will be described in the applicable prospectus supplement. For a more complete description of the plan of distribution with respect to the securities covered by this prospectus, see the section entitled “Plan of Distribution” beginning on page 12 of this prospectus.

Our common stock trades on The Nasdaq Capital Market under the symbol “BIOL.” On August 8, 2019, the last reported sale price for our common stock on The Nasdaq Capital Market was $1.55 per share. As of August 8, 2019, the aggregate market value of our common stock held by our non-affiliates, as calculated pursuant to the rules of the Securities and Exchange Commission, was $12,305,369. Pursuant to General Instruction I.B.6 of Form S-3, in no event will we sell securities in a public offering with a value exceeding more than one-third of our “public float” (the market value of our common stock held by our non-affiliates) in any 12-month period so long as our public float remains below $75,000,000. We have not sold any securities in reliance on General Instruction I.B.6 of Form S-3 during the 12 calendar months prior to and including the date of this prospectus.

Investing in our securities involves substantial risks. You should consider the “Risk Factors” on page 2 of this prospectus, in the documents that are incorporated by reference into this prospectus and, if applicable, in risk factors described in any accompanying prospectus supplement before buying any of our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is August 23, 2019

This prospectus is part of a registration statement on Form S-3 that we filed with the Securities and Exchange Commission (the “SEC”) using a “shelf” registration process. Under this shelf registration process, we may, from time to time, sell any combination of the securities described in this prospectus in one or more offerings up to the aggregate amount of $50,000,000.

This prospectus provides you with a general description of the securities we may offer. A prospectus supplement may add to, update or change information contained in this prospectus, and, accordingly, to the extent inconsistent, information in this prospectus is superseded by the information in any prospectus supplement.

A prospectus supplement may describe, as applicable: the terms of the securities; the initial public offering price; the price paid for the securities; net proceeds; and the other specific terms related to the offering of the securities.

You should rely only on the information that we have provided or incorporated by reference in this prospectus, any applicable prospectus supplement, any related free writing prospectus that we may authorize to be provided to you and the other information to which we refer you. We have not authorized anyone to provide you with different or additional information. No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus or any applicable prospectus supplement or any related free writing prospectus that we may authorize to be provided to you. If anyone provides you with different or additional information, you should not rely on it. You should assume that the information in this prospectus, any applicable prospectus supplement or any related free writing prospectus is accurate only as of the date on the cover of the document and that any information we have incorporated by reference is accurate only as of the date of the document incorporated by reference, regardless of the time of delivery of this prospectus, any applicable prospectus supplement or any related free writing prospectus, or any sale of a security. Our business, financial condition, results of operations and prospects may have changed since those dates.

We urge you to carefully read this prospectus and any applicable prospectus supplement, together with the information incorporated herein by reference as described under the heading “Where You Can Find Additional Information.”

In this prospectus, unless otherwise specified or the context requires otherwise, we use the terms “Company,” “we,” “us” and “our” or similar references to refer to BIOLASE, Inc., a Delaware corporation, together with its consolidated subsidiaries.

i

PROSPECTUS SUMMARY

This summary highlights certain information contained in greater detail elsewhere in this prospectus or incorporated by reference into this prospectus. This summary is not complete and does not contain all of the information that you should consider before deciding whether to invest in our securities. You should carefully read this prospectus, any accompanying prospectus supplements, any related free writing prospectus that we have authorized for use in connection with the offering and the documents incorporated by reference herein and in any accompanying prospectus supplement, including the information referred to under the heading “Risk Factors” in this prospectus, under the heading “Risk Factors” contained in the applicable prospectus supplement and in the documents incorporated by reference into this prospectus and any prospectus supplement.

Our Company

We are a medical device company that develops, manufactures, markets, and sells laser systems in dentistry and medicine and also markets, sells, and distributes dental imaging equipment, including three-dimensional CAD/CAM intra-oral scanners and digital dentistry software. Our products advance the practice of dentistry and medicine for patients and health care professionals. Our proprietary dental laser systems allow dentists, periodontists, endodontists, oral surgeons, and other dental specialists to perform a broad range of minimally invasive dental procedures, including cosmetic, restorative, and complex surgical applications. Our laser systems are designed to provide clinically superior results for many types of dental procedures compared to those achieved with drills, scalpels, and other conventional instruments. We have clearance from the United States Food and Drug Administration (“FDA”) to market and sell our laser systems in the United States and also have the necessary registration to market and sell our laser systems in Canada, the European Union, and many other countries outside the United States. Additionally, our in-licensed imaging equipment and related products improve diagnoses, applications, and procedures in dentistry and medicine.

We offer two categories of laser system products: Waterlase (all-tissue) systems and Diode (soft-tissue) systems. Our flagship brand, the Waterlase, uses a patented combination of water and laser energy to perform most procedures currently performed using drills, scalpels, and other traditional dental instruments for cutting soft and hard tissue. We also offer our Diode laser systems to perform soft tissue, pain therapy, and cosmetic procedures, including teeth whitening. We have approximately 255 issued and 73 pending United States and international patents, the majority of which are related to Waterlase technology. From 1998 through March 31, 2019, we sold over 39,600 laser systems in over 80 countries around the world. Contained in this total are approximately 13,100 Waterlase systems, including over 8,900 Waterlase MD, MDX, Express and iPlus systems.

For additional information about our Company, please refer to other documents we have filed with the SEC and that are incorporated by reference into this prospectus, as listed under the heading “Incorporation of Certain Information by Reference.”

Our principal executive offices are located at 4 Cromwell, Irvine, California 92618. Our telephone number is (949) 361-1200. Additional information can be found on our website, at www.biolase.com, and in our periodic and current reports filed with the SEC. Copies of our current and periodic reports filed with the SEC are available at the SEC’s website at www.sec.gov and our website at www.biolase.com. No portion of our website is incorporated by reference into this prospectus.

RISK FACTORS

We face a variety of significant and diverse risks, many of which are inherent in our business. You should carefully consider the risks described under the caption “Risk Factors” in our most recent annual report on Form 10-K, subsequent quarterly reports on Form 10-Q and other filings we make with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), incorporated by reference herein, before making an investment decision. Additional risk factors may be included in any prospectus supplements relating to the offering of securities described in this prospectus. The occurrence of any of those risks could materially and adversely affect our business, prospects, financial condition, results of operations or cash flow. Other risks and uncertainties that we do not now consider to be material or of which we are not now aware may become important factors that affect us in the future.

CAUTIONARY STATEMENTS REGARDING FORWARD-LOOKING STATEMENTS

This prospectus, any prospectus supplement and the documents that we incorporate herein or therein by reference contain “forward-looking statements”, as defined in Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Exchange Act. Such forward-looking statements include statements, predictions, or expectations regarding market opportunities, our plans to expand our product line and clinical applications, plans to explore potential collaborations, statements regarding the effects of seasonality on revenue, operating expenses, anticipated use of proceeds from debt financing, anticipated cash needs, needs for additional financing, and any other statement that is not historical fact. Forward-looking statements are identified by the use of words such as “may,” “might,” “will,” “intend,” “should,” “could,” “can,” “would,” “continue,” “expect,” “believe,” “anticipate,” “estimate,” “predict,” “outlook,” “potential,” “plan,” “seek,” and similar expressions and variations or the negatives of these terms or other comparable terminology.

Forward-looking statements are based on the expectations, estimates, projections, beliefs, and assumptions of our management based on information available to management as of the date on which such forward-looking statement was made, all of which are subject to change. Forward-looking statements are subject to risks, uncertainties, and other factors that are difficult to predict and could cause actual results to differ materially from those stated or implied by our forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to:

•	global economic uncertainty and volatility in financial markets;

•	inability to raise additional capital on terms acceptable to us;

•	our relationships with, and the efforts of, third-party distributors;

•	failure in our efforts to train dental practitioners or to overcome the hesitation of dentists and patients to adopt laser technologies;

•	inconsistencies between future data and our clinical results;

•	competition from other companies, including those with greater resources;

•	our inability to successfully develop and commercialize enhanced or new products that remain competitive with products or alternative technologies developed by others;

•	the inability of our customers to obtain third-party reimbursement for their use of our products;

•	limitations on our ability to use net operating loss carryforwards;

•	problems in manufacturing our products;

•	warranty obligations if our products are defective;

•	adverse publicity regarding our technology or products;

•	adverse events to our patients during the use of our products, regardless of whether caused by our products;

•	issues with our suppliers, including the failure of our suppliers to supply us with a sufficient amount or adequate quality of materials;

•	rapidly changing standards and competing technologies;

•	our inability to effectively manage and implement our growth strategies;

•	risks associated with operating in international markets, including potential liabilities under the Foreign Corrupt Practices Act;

•	breaches of our information technology systems;

•	seasonality;

•	litigation, including the failure of our insurance policies to cover certain expenses relating to litigation and our inability to reach a final settlement related to certain litigation;

•	disruptions to our operations at our primary facility;

•	loss of our key management personnel or our inability to attract or retain qualified personnel;

•

risks and uncertainties relating to acquisitions, including difficulties integrating acquired businesses successfully into our existing operations and risks of discovering previously undisclosed liabilities;

•	failure to comply with the reporting obligations of the Exchange Act and Section 404 of the Sarbanes-Oxley Act of 2002, as amended, or maintain adequate internal control over financial reporting;

•	climate change initiatives;

•	failure of our intellectual property rights to adequately protect our technologies and potential third-party claims that our products infringe their intellectual property rights;

•	changes in government regulation or the inability to obtain or maintain necessary governmental approvals;

•	our failure to comply with existing or new laws and regulations, including fraud and abuse and health information privacy and securities laws;

•	changes in the FDA’s regulatory requirements applicable to laser products, dental devices, or both;

•	recall or other regulatory action concerning our products after receiving FDA clearance or approval; and

•	risks relating to ownership of our common stock, including low liquidity, low trading volume, high volatility and dilution.

Further information about factors that could materially affect the Company, including our results of operations and financial condition, is contained under the heading “Risk Factors” in this prospectus, under the heading “Risk Factors” contained in the applicable prospectus supplement and in the documents incorporated by reference into this prospectus and any prospectus supplement. Except as required by law, we undertake no obligation to revise or update any forward-looking statements to reflect changed assumptions, the occurrence of anticipated or unanticipated events, new information or changes to future results over time or otherwise.

USE OF PROCEEDS

Unless otherwise indicated in the applicable prospectus supplement, we will use the net proceeds from the sale of securities offered by this prospectus for working capital, including new product development, launch and subsequent scale-ups, as well as other general corporate purposes. The timing and amount of our actual expenditures will be based on many factors, including cash flows from operations and the anticipated growth of our business. As a result, unless otherwise indicated in the applicable prospectus supplement, our management will have broad discretion to allocate the net proceeds of the offerings. Pending their ultimate use, we intend to invest the net proceeds in short-term, investment-grade, interest-bearing instruments.

DESCRIPTION OF CAPITAL STOCK

The following summary description sets forth some of the general terms and provisions of our capital stock. Because this is a summary description, it does not contain all of the information that may be important to you. For a more detailed description of our capital stock, you should refer to the applicable provisions of the General Corporation Law of the State of Delaware (the “DGCL”) and our charter and bylaws as in effect at the time of any offering. Copies of our Restated Certificate of Incorporation, as amended, and our Seventh Amended and Restated Bylaws are included as exhibits to the registration statement of which this prospectus forms a part.

Our Authorized Capital Stock

Under our charter, we are authorized to issue 40,000,000 shares of our common stock, par value $0.001 per share, and 1,000,000 shares of preferred stock, par value $0.001 par value per share. As of July 31, 2019, there were 21,879,632 shares of our common stock issued and outstanding and no shares of our preferred stock issued and outstanding.

Common Stock

Holders of our common stock are entitled to one vote per share. Each of our directors is elected by the affirmative vote of a majority of the votes cast with respect to such director in uncontested elections. In a contested election, each of our directors is elected by an affirmative vote of a plurality of the votes cast by the shares represented and entitled to vote with respect to the election of such director. A “contested election” is defined in our bylaws as an election with respect to which, as of the record date for the meeting at which directors are to be elected, the number of nominees exceeds the number of directors to be elected at such meeting. Vacancies on the Board of Directors may be filled by an affirmative vote of two-thirds of the remaining members of the Board of Directors or at a meeting of the stockholders in the manner set forth in the second preceding sentence.

Subject to any preferential rights of any outstanding shares of our preferred stock to receive dividends before any dividends may be paid on our common stock, the holders of our common stock will be entitled to share ratably in any dividends that may be declared by our Board of Directors out of funds legally available for the payment of dividends. Subject to any preferential rights of any outstanding shares of our preferred stock, in the event of our liquidation, dissolution or winding up, holders of our common stock are entitled to share ratably in the assets remaining after payment of liabilities and the liquidation preferences of any outstanding preferred stock. Our common stock does not carry any redemption rights or any preemptive rights enabling a holder to subscribe for, or receive shares of, any class of our common stock or any other securities convertible into shares of any class of our common stock.

Preferred Stock

Our charter authorizes our Board of Directors to provide for the issuance of shares of preferred stock in one or more series without further authorization from stockholders. Prior to issuance of shares of each series, our Board of Directors is required by the DGCL and our charter to fix the designation, powers, preferences and rights of the shares of such series and the qualifications, limitations or restrictions thereof.

Warrants

We may issue warrants to purchase shares of common stock or shares of preferred stock. We will issue warrants under one or more warrant agreements between us and a warrant agent we will name in the applicable prospectus supplement.

The prospectus supplement relating to any warrants we are offering will include specific terms relating to the offering. These terms will include some or all of the following:

•	the aggregate number of warrants offered;

•	the title of the warrants;

•	the designation, number and terms of the shares of common stock or shares of preferred stock purchasable upon exercise of the warrants and procedures by which those numbers may be adjusted;

•	the exercise price of the warrants;

•	the dates or periods during which the warrants are exercisable;

•	the designation and terms of any securities with which the warrants are issued;

•	if the warrants are issued as a unit with another security, the date on and after which the warrants and the other security will be separately transferable;

•	if the exercise price is not payable in U.S. dollars, the foreign currency, currency unit or composite currency in which the exercise price is denominated;

•	any minimum or maximum amount of warrants that may be exercised at any one time;

•	any terms relating to the modification of the warrants; and

•	any terms, procedures and limitations relating to the transferability, exchange or exercise of the warrants.

Rights

We may issue rights for the purchase of shares of our common stock or shares of our preferred stock. Each series of rights will be issued under a separate rights agreement which we will enter into with a bank or trust company, as rights agent, all as set forth in the applicable prospectus supplement. The rights agent will act solely as our agent in connection with the certificates relating to the rights and will not assume any obligation or relationship of agency or trust with any holders of rights certificates or beneficial owners of rights. We will file the rights agreement and the rights certificates relating to each series of rights with the SEC and incorporate them by reference as an exhibit to the registration statement of which this prospectus is a part on or before the time we issue a series of rights.

The applicable prospectus supplement will describe the terms of any rights we issue, including as applicable:

•	the date for determining the persons entitled to participate in the rights distribution;

•	the aggregate number or amount of underlying securities purchasable upon exercise of the rights and the exercise price;

•	the aggregate number of rights being issued;

•	the date, if any, on and after which the rights may be transferable separately;

•	the date on which the right to exercise the rights commences and the date on which such right expires;

•	the designation and terms of any securities with which the warrants are issued;

•	a discussion of any material or special U.S. federal income tax considerations applicable to the rights; and

•	any other terms of the rights, including the terms, procedures and limitations relating to the distribution, exchange and exercise of the rights.

Rights will be exercisable for U.S. dollars only and will be in registered form only.

Units

We may issue securities in units, each consisting of two or more types of securities. For example, we might issue units consisting of a combination of common stock and warrants to purchase common stock. If we issue units, the prospectus supplement relating to the units will contain information with regard to each of the securities that is a component of the units. In addition, the prospectus supplement relating to the units will describe the terms of any units we issue, including as applicable:

•	the date, if any, on and after which the units may be transferable separately;

•	whether we will apply to have the units traded on a securities exchange or securities quotation system;

•	a discussion of any material or special U.S. federal income tax considerations applicable to the units; and

•	how, for U.S. federal income tax purposes, the purchase price paid for the units is to be allocated among the component securities.

Anti-Takeover Provisions of Delaware Law and Our Governing Documents

Delaware Law

We are subject to Section 203 of the DGCL (“Section 203”). In general, Section 203 prohibits a publicly held Delaware corporation from engaging in “business combination” transactions with any “interested stockholder” for a period of three years following the time that the stockholder became an interested stockholder, unless:

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prior to the time the stockholder became an interested stockholder, either the applicable business combination or the transaction which resulted in the stockholder becoming an interested stockholder is approved by the corporation’s board of directors;

•

upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding (but not the voting stock owned by the interested stockholder) shares owned by directors who are also officers of the corporation and shares owned by employee stock plans in which the employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

•

at or subsequent to the time that the stockholder became an interested stockholder, the business combination is approved by the corporation’s board of directors and authorized at an annual or special meeting of stockholders by the affirmative vote of at least
66 2/3% of the outstanding voting stock which is not owned by the interested stockholder.

A “business combination” is defined to include, in general and subject to exceptions, a merger of the corporation with the interested stockholder; a sale of 10% or more of the market value of the corporation’s consolidated assets to the interested stockholder; certain transactions that result in the issuance of the corporation’s stock to the interested stockholder; a transaction that has the effect of increasing the proportionate share of the corporation’s stock owned by the interested stockholder; and any receipt by the interested stockholder of loans, guarantees or other financial benefits provided by the corporation. An “interested stockholder” is defined to include, in general and subject to exceptions, a person that (1) owns 15% or more of the outstanding voting stock of the corporation or (2) is an “affiliate” or “associate” (as defined in Section 203) of the corporation and was the owner of 15% or more of the corporation’s outstanding voting stock at any time within the prior three year period.

A Delaware corporation may opt out of Section 203 with an express provision in its original certificate of incorporation or by an amendment to its certificate of incorporation or bylaws expressly electing not to be governed by Section 203 and approved by a majority of its outstanding voting shares. We have not opted out of Section 203. As a result, Section 203 could delay, deter or prevent a merger, change of control or other takeover of our Company that our stockholders might consider to be in their best interests, including transactions that might result in a premium being paid over the market price of our common stock, and may also limit the price that investors are willing to pay in the future for our common stock.

Undesignated Preferred Stock

The ability to authorize undesignated preferred stock makes it possible for our Board of Directors to issue one or more series of preferred stock with voting or other rights or preferences. Thus, our Board of Directors could authorize the issuance of shares of preferred stock that have priority over our common stock with respect to dividends or rights upon liquidation or with terms and conditions that could have the effect of delaying, deferring or preventing a transaction or a change of control of our Company that might involve a premium price for holders of our common stock or otherwise be in their best interests.

Requirements for Advance Notification of Stockholder Nominations and Proposals

Our bylaws establish advance notice procedures with respect to stockholder proposals and the nomination of candidates for election as directors, other than nominations made by or at the direction of the Board of Directors or a committee of the Board of Directors.

Stockholder Action by Written Consent; Special Meetings of Stockholders

Our stockholders may take action by written consent in lieu of a meeting as provided in our bylaws. Our bylaws provide that certain procedures, including notifying the Board of Directors and awaiting a record date, must be followed for stockholders to act by written consent. A special meeting of our stockholders may be called only by our Board of Directors, the Chairman of the Board, the Executive Vice Chairman, the Chief Executive Officer or the President. A special meeting may also be called at the request of stockholders holding a majority of the aggregate number of shares of capital stock of the Company issued and outstanding and entitled to vote at that meeting (subject to certain timeliness and content requirements of the demand).

Amendment of Certificate of Incorporation and Bylaws

Our charter may be amended by the affirmative vote of a majority of the aggregate number of shares of each class of our capital stock issued and outstanding after a resolution of our Board of Directors declaring the advisability of such amendment has been adopted in accordance with Delaware law. Our bylaws may be amended by the affirmative vote of a majority of the aggregate number of shares of each class of our capital stock issued and outstanding (and entitled to vote on the subject matter) present in person or represented by proxy at a meeting of stockholders provided that notice thereof is stated in the written notice of the meeting. Our bylaws may also be amended by a majority of the Board of Directors in accordance with Delaware law and our charter, except that certain sections of our bylaws (including but not limited to certain provisions regarding special meetings, voting, officers, and approval of securities issuances) require either the affirmative vote of two-thirds of the persons then serving as directors on the Board of Directors or our stockholders.

Forum Selection

Unless the Board of Directors acting on behalf of the Company selects an alternative forum, the Court of Chancery of the State of Delaware (or, if the Court of Chancery does not have jurisdiction, another state court located within the State of Delaware or, if no court located within the State of Delaware has jurisdiction, the federal district court for the District of Delaware) shall be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the Company, (ii) any action asserting a claim of breach of a fiduciary duty owed by any of our directors, officers or other employees to the Company or our stockholders, (iii) any action asserting a claim against the Company or any of our directors, officers or other employees arising pursuant to any provision of the DGCL, our charter or our bylaws or (iv) any action asserting a claim against the Company or any of our directors, officers or other employees governed by the internal affairs doctrine of the State of Delaware, in all cases subject to the court’s having personal jurisdiction over all indispensible parties named as defendants.

If any action the subject matter of which is within the scope of the immediately preceding paragraph is filed in a court other than a court located within the State of Delaware in the name of any stockholder, such stockholder will be deemed to have consented to (i) the personal jurisdiction of the state and federal courts located within the State of Delaware in connection with any action brought in any such court to enforce the exclusive forum provision (an “Enforcement Action”) and (ii) having service of process made upon such stockholder in any such Enforcement Action by service upon such stockholder’s counsel in the action outside of the State of Delaware as agent for such stockholder.

Stock Exchange Listing

Our common stock trades on The Nasdaq Capital Market under the symbol “BIOL.”

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Computershare Trust Company, N.A.

DESCRIPTION OF DEBT SECURITIES

This section describes the general terms and provisions of the debt securities that we may issue from time to time in the form of one or more series of debt securities. We may offer secured or unsecured debt securities which may be senior or subordinated and which may be convertible. The applicable prospectus supplement and/or other offering materials will describe the specific terms of the debt securities offered through that prospectus supplement as well as any general terms described in this section that will not apply to those debt securities. To the extent the applicable prospectus supplement or other offering materials relating to an offering of debt securities are inconsistent with this prospectus, the terms of that prospectus supplement or other offering materials will supersede the information in this prospectus. In this “Description of Debt Securities,” unless otherwise indicated, the “Company,” “we,” “our” and similar words refer to BIOLASE, Inc. and not any of its subsidiaries.

The debt securities will be issued under one or more indentures to be entered into between us and one or more trustees. References herein to the “indenture” and the “trustee” refer to the applicable indenture and the applicable trustee pursuant to which any particular series of debt securities is issued. The terms of any series of debt securities will be those specified in or pursuant to the applicable indenture and in the certificates evidencing that series of debt securities and those made part of the indenture by the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”). We may issue senior, subordinated and convertible debt securities under the same indenture.

The following summary of selected provisions of the indenture and the debt securities is not complete, and the summary of selected terms of a particular series of debt securities included in the applicable prospectus supplement also will not be complete. You should review the applicable form of indenture and the applicable form of certificate evidencing the debt securities, which forms have been or will be filed as exhibits to the registration statement of which this prospectus is a part or as exhibits to documents which have been or will be incorporated by reference in this prospectus. To obtain a copy of the indenture or the form of certificate for the debt securities, see “Where You Can Find More Information” in this prospectus. The following summary and the summary in any applicable prospectus supplement are qualified in their entirety by reference to all of the provisions of the indenture and the certificates evidencing the debt securities (including any amendments or supplements we may enter into from time to time which are permitted under the debt securities or any indenture), which provisions, including defined terms, are incorporated by reference in this prospectus.

Unless otherwise specified in a prospectus supplement, the debt securities will be direct unsecured obligations of the Company and will rank junior in right of payment to any of our secured indebtedness to the extent of the value of the assets securing such indebtedness, and will be structurally junior to all existing and future indebtedness incurred by our subsidiaries. Any debt securities designated as senior will rank equally with any of our other senior and unsubordinated debt. Any debt securities designated as subordinated will be subordinate and junior in right of payment to any senior indebtedness. There may be subordinated debt securities that are senior or junior to other series of subordinated debt securities.

The applicable prospectus supplement will set forth the terms of the debt securities or any series thereof, including, if applicable:

•	the title of the debt securities and whether the debt securities will be senior debt securities or subordinated debt securities;

•	any limit on the aggregate principal amount of the debt securities;

•

whether the debt securities will be issued as registered securities, bearer securities or both, and any restrictions on the exchange of one form of debt securities for another and on the offer, sale and delivery of the debt securities in either form;

•	the date or dates on which the principal amount of the debt securities will mature;

•

if the debt securities bear interest, the rate or rates at which the debt securities bear interest, or the method for determining the interest rate, and the date or dates from which interest will accrue;

•	if the debt securities bear interest, the dates on which interest will be payable, or the method for determining such dates, and the regular record dates for interest payments;

•

the place or places where the payment of principal, any premium and interest will be made, where the debt securities may be surrendered for transfer or exchange and where notices or demands to or upon us may be served;

•	any optional redemption provisions, which would allow us to redeem the debt securities in whole or in part;

•	any sinking fund or other provisions that would obligate us to redeem, repay or purchase the debt securities;

•

if the currency in which the debt securities will be issuable is United States dollars, the denominations in which any registered securities will be issuable, if other than denominations of $1,000 and any integral multiple thereof;

•	if other than the entire principal amount, the portion of the principal amount of debt securities which will be payable upon a declaration of acceleration of the maturity of the debt securities;

•

the events of default and covenants relevant to the debt securities, including the inapplicability of any event of default or covenant set forth in the indenture relating to the debt securities, or the applicability of any other events of defaults or covenants in addition to the events of default or covenants set forth in the indenture relating to the debt securities;

•	the name and location of the corporate trust office of the applicable trustee under the indenture for such series of notes;

•	if other than United States dollars, the currency in which the debt securities will be paid or denominated;

•

if the debt securities are to be payable, at our election or the election of a holder of the debt securities, in a currency other than that in which the debt securities are denominated or stated to be payable, the terms and conditions upon which that election may be made, and the time and manner of determining the exchange rate between the currency in which the debt securities are denominated or stated to be payable and the currency in which the debt securities are to be so payable;

•	the designation of the original currency determination agent, if any;

•	if the debt securities are issuable as indexed securities, the manner in which the amount of payments of principal, any premium and interest will be determined;

•	if the debt securities do not bear interest, the dates on which we will furnish to the applicable trustee the names and addresses of the holders of the debt securities;

•

if other than as set forth in an indenture, provisions for the satisfaction and discharge or defeasance or covenant defeasance of that indenture with respect to the debt securities issued under that indenture;

•	the date as of which any bearer securities and any global security will be dated if other than the date of original issuance of the first debt security of a particular series to be issued;

•	whether and under what circumstances we will pay additional amounts to non-United States holders in respect of any tax assessment or government charge;

•

whether the debt securities will be issued in whole or in part in the form of a global security or securities and, in that case, any depositary and global exchange agent for the global security or securities, whether the global form shall be permanent or temporary and, if applicable, the exchange date;

•

if debt securities are to be issuable initially in the form of a temporary global security, the circumstances under which the temporary global security can be exchanged for definitive debt securities and whether the definitive debt securities will be registered securities, bearer securities or will be in global form and provisions relating to the payment of interest in respect of any portion of a global security payable in respect of an interest payment date prior to the exchange date;

•	the extent and manner to which payment on or in respect of debt securities will be subordinated to the prior payment of our other liabilities and obligations;

•	whether payment of any amount due under the debt securities will be guaranteed by one or more guarantors, including one or more of our subsidiaries;

•	whether the debt securities will be convertible and the terms of any conversion provisions;

•	the forms of the debt securities; and

•	any other terms of the debt securities, which terms shall not be inconsistent with the requirements of the Trust Indenture Act.

This prospectus is part of a registration statement that provides that we may issue debt securities from time to time in one or more series under one or more indentures, in each case with the same or various maturities, at par or at a discount. Unless otherwise indicated in a prospectus supplement, we may issue additional debt securities of a particular series without the consent of the holders of the debt securities of such series outstanding at the time of the issuance. Any such additional debt securities, together with all other outstanding debt securities of that series, will constitute a single series of debt securities under the applicable indenture.

We intend to disclose any restrictive covenants for any issuance or series of debt securities in the applicable prospectus supplement.

PLAN OF DISTRIBUTION

We may sell the securities offered through this prospectus in one or more of the following ways (or in any combination) from time to time:

•	to or through underwriters or dealers;

•	directly to purchasers, including our affiliates;

•	through agents; or

•	a combination of any these methods.

If underwriters or dealers are used in the sale, the securities will be acquired by the underwriters or dealers for their own account and may be resold from time to time in one or more transactions, including:

•	in one or more transactions at a fixed price or prices, which may be changed from time to time;

•	in “at-the-market offerings,” within the meaning of Rule 415(a)(4) of the Securities Act, to or through a market maker or into an existing trading market, on an exchange or otherwise;

•	through a market maker or into an existing trading market on an exchange or otherwise;

•	at prices related to those prevailing market prices; or

•	at negotiated prices.

The prospectus supplement will include the following information:

•	the terms of the offering;

•	the names of any underwriters or agents;

•	the name or names of any managing underwriter or underwriters;

•	the purchase price of the securities;

•	the net proceeds from the sale of the securities;

•	any delayed delivery arrangements;

•	any underwriting discounts, commissions and other items constituting underwriters’ compensation;

•	any initial public offering price;

•	any discounts or concessions allowed or reallowed or paid to dealers; and

•	any commissions paid to agents.

Sale Through Underwriters or Dealers

If underwriters are used in the sale of any securities, the underwriters will acquire the securities for their own account, including through underwriting, purchase, security lending or repurchase agreements with us. The underwriters may resell the securities from time to time in one or more transactions, including negotiated transactions. Underwriters may sell the securities in order to facilitate transactions in any of our other securities (described in this prospectus or otherwise), including other public or private transactions and short sales. Underwriters may offer securities to the public either through underwriting syndicates represented by one or more managing underwriters or directly by one or more firms acting as underwriters. Unless otherwise indicated in the prospectus supplement, the obligations of the underwriters to purchase the securities will be subject to certain conditions, and the underwriters will be obligated to purchase all the offered securities if they purchase any of them. The underwriters may change from time to time any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers. The prospectus supplement will include the names of the principal underwriters, the respective amount of securities underwritten, the nature of the obligation of the underwriters to take the securities and the nature of any material relationship between an underwriter and us.

If dealers are used in the sale of securities offered through this prospectus, we will sell the securities to them as principals. They may then resell those securities to the public at varying prices determined by the dealers at the time of resale. The prospectus supplement will include the names of the dealers and the terms of the transaction.

We may authorize underwriters, dealers or agents to solicit offers by certain purchasers to purchase our securities from us at the public offering price set forth in the prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. The contracts will be subject to those conditions set forth in the prospectus supplement, and the prospectus supplement will set forth any commissions paid for solicitation of these contracts.

Underwriters, dealers and agents may contract for or otherwise be entitled to indemnification by us against certain civil liabilities, including liabilities under the Securities Act, or to contribution with respect to payments made by the underwriters, dealers or agents, under agreements between us on one hand, and the underwriters, dealers and agents, on the other hand.

We may grant underwriters who participate in the distribution of our securities an option to purchase additional securities to cover over-allotments, if any, in connection with the distribution.

Underwriters, dealers, or agents may receive compensation in the form of discounts, concessions or commissions from us or our purchasers, as their agents in connection with the sale of our securities. These underwriters, dealers or agents may be considered to be underwriters under the Securities Act. As a result, discounts, commissions or profits on resale received by the underwriters, dealers or agents may be treated as underwriting discounts and commissions. The prospectus supplement for any securities offered by us will identify any such underwriter, dealer or agent and describe any compensation received by them from us. Any public offering price and any discounts or concessions allowed or re-allowed or paid to dealers may be changed from time to time.

Underwriters, broker-dealers or agents who may become involved in the sale of our securities may engage in transactions with and perform other services for us for which they receive compensation.

Direct Sales and Sales Through Agents

We may sell the securities offered through this prospectus directly. In this case, no underwriters or agents would be involved. Such securities may also be sold through agents designated from time to time. The prospectus supplement will name any agent involved in the offer or sale of the offered securities and will describe any commissions payable to the agent by us. Unless otherwise indicated in the prospectus supplement, any agent will agree to use its reasonable best efforts to solicit purchases for the period of its appointment.

We may sell the securities directly to institutional investors or others who may be deemed to be underwriters within the meaning of the Securities Act, with respect to any sale of those securities.

At-the-Market Offerings

To the extent that we make sales through one or more underwriters or agents in at-the-market offerings, we will do so pursuant to the terms of a sales agency financing agreement or other at-the-market offering arrangement between us, on one hand, and the underwriters or agents, on the other. If we engage in at-the-market sales pursuant to any such agreement, we will issue and sell our securities through one or more underwriters or agents, which may act on an agency basis or a principal basis. During the term of any such agreement, we may sell securities on a daily basis in exchange transactions or otherwise as we agree with the underwriters or agents. Any such agreement will provide that any securities sold will be sold at prices related to the then prevailing market prices for our securities. Therefore, exact figures regarding proceeds that will be raised or commissions to be paid cannot be determined at this time. Pursuant to the terms of the agreement, we may agree to sell, and the relevant underwriters or agents may agree to solicit offers to purchase blocks of our common stock or other securities. The terms of any such agreement will be set forth in more detail in the prospectus supplement.

Market Making, Stabilization and Other Transactions

In connection with an offering through underwriters, an underwriter may, to the extent permitted by applicable rules and regulations, purchase and sell securities in the open market. These transactions, to the extent permitted by applicable rules and regulations, may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater number of securities than they are required to purchase in the offering. “Covered” short sales are short sales made in an amount not greater than the underwriters’ option to purchase additional securities from us in the offering, if any. If the underwriters have an over-allotment option to purchase additional securities from us, the underwriters may consider, among other things, the price of securities available for purchase in the open market as compared to the price at which they may purchase securities through the over-allotment option. “Naked” short sales, which may be prohibited or restricted by applicable rules and regulations, are any sales in excess of such option or where the underwriters do not have an over-allotment option. The underwriters must close out any naked short position by purchasing securities in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the securities in the open market after pricing that could adversely affect investors who purchase in the offering.

Accordingly, to cover these short positions or to otherwise stabilize or maintain the price of the securities, the underwriters may bid for or purchase securities in the open market and may impose penalty bids. If penalty bids are imposed, selling concessions allowed to syndicate members or other broker-dealers participating in the offering are reclaimed if securities previously distributed in the offering are repurchased, whether in connection with stabilization transactions or otherwise. The effect of these transactions may be to stabilize or maintain the market price of the securities at a level above that which might otherwise prevail in the open market. The imposition of a penalty bid may also affect the price of the securities to the extent that it discourages resale of the securities. The magnitude or effect of any stabilization or other transactions is uncertain.

Derivative Transactions and Hedging

We, the underwriters or other agents may engage in derivative transactions involving the securities. These derivatives may consist of short sale transactions and other hedging activities. The underwriters or agents may acquire a long or short position in the securities, hold or resell securities acquired and purchase options or futures on the securities and other derivative instruments with returns linked to or related to changes in the price of the securities. In order to facilitate these derivative transactions, we may enter into security lending or repurchase agreements with the underwriters or agents. The underwriters or agents may effect the derivative transactions through sales of the securities to the public, including short sales, or by lending the securities in order to facilitate short sale transactions by others. The underwriters or agents may also use the securities purchased or borrowed from us or others (or, in the case of derivatives, securities received from us in settlement of those derivatives) to directly or indirectly settle sales of the securities or close out any related open borrowings of the securities.

Trading Market and Listing of Securities

Any common stock sold or resold pursuant to a prospectus supplement will be listed on The Nasdaq Capital Market or on such other national securities exchange as our common stock may then be listed. The securities other than common stock may or may not be listed on a national securities exchange. It is possible that one or more underwriters may make a market in a class or series of securities, but the underwriters will not be obligated to do so and may discontinue any market making at any time without notice. We cannot give any assurance as to the liquidity of the trading market for any of the securities.

General Information

Agents, underwriters, and dealers may be entitled, under agreements entered into with us, to indemnification by us against certain liabilities, including liabilities under the Securities Act.

LEGAL MATTERS

Sidley Austin LLP will pass upon the validity of the securities being registered by the registration statement of which this prospectus is a part. Michael A. Gordon, a stockholder of the Company, is a partner at such firm. As of July 31, 2019, Mr. Gordon beneficially owned securities representing less than one percent of the outstanding common stock of the Company. Additional legal matters may be passed upon for us or any underwriters, dealers or agents, by counsel that we will name in the applicable prospectus supplement.

EXPERTS

The consolidated financial statements and schedule of BIOLASE, Inc. as of December 31, 2018 and 2017 and for each of the three years in the period ended December 31, 2018 incorporated by reference into this prospectus have been so incorporated in reliance upon the report of BDO USA, LLP, an independent registered accounting firm (the report on the financial statements contains an explanatory paragraph regarding the Company’s ability to continue as a going concern), incorporated herein by reference, given upon the authority of said firm as experts in accounting and auditing.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to incorporate by reference into this prospectus the information contained in other documents we file with the SEC, which means that we can disclose important information to you by referring you to those documents. Any statement contained in any document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded, for purposes of this prospectus, to the extent that a statement contained in or omitted from this prospectus, or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus. We incorporate by reference the documents listed below which have been filed by us and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (other than current reports furnished under Item 2.02 or Item 7.01 of Form 8-K and exhibits filed on such form that are related to such items unless such Form 8-K expressly provides to the contrary) subsequent to the date of the initial filing of the registration statement of which this prospectus forms a part until the offering of the securities covered by this prospectus is completed:

1.	Our Annual Report on Form 10-K, for the year ended December 31, 2018, filed with the SEC on March 8, 2019;

2.	Our Quarterly Reports on Form 10-Q, for the quarters ended March 31, 2019 and June 30, 2019, filed with the SEC on May 10, 2019 and August 9, 2019, respectively;

3.	Our Current Reports on Form 8-K, filed with the SEC on January 31, 2019 and May 20, 2019, and

4.	The description of the common stock contained in our Registration Statement on Form 8-A as filed with the SEC on October 30, 1991.

Upon written or oral request, we will provide without charge to each person to whom a copy of the prospectus is delivered a copy of the documents incorporated by reference herein (other than exhibits to such documents unless such exhibits are specifically incorporated by reference herein). You may request a copy of these filings, at no cost, by writing or telephoning us at the following address: BIOLASE, Inc., 4 Cromwell, Irvine, California 92618, Attention: Investor Relations, telephone: (949) 361-1200.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the informational requirements of the Exchange Act and in accordance therewith file reports, proxy statements and other information with the SEC. Our filings are available to the public over the Internet at the SEC’s website at www.sec.gov, as well as at our website at www.biolase.com.

Information on any BIOLASE, Inc. website, any subsection, page, or other subdivision of any BIOLASE, Inc. website, or any website linked to by content on any BIOLASE, Inc. website, is not part of this prospectus and you should not rely on that information unless that information is also in this prospectus or incorporated by reference in this prospectus.

14,000,000 Shares of Common Stock

PROSPECTUS SUPPLEMENT

Joint Book-Running Managers

Maxim Group LLC   The Benchmark Company LLC   Colliers Securities LLC

February 5, 2021